                                      Filed Pursuant to Rule 424(b)(2)
                                      Registration No. 333-58820


PROSPECTUS SUPPLEMENT                          RATINGS:
(TO PROSPECTUS DATED APRIL 24, 2001)           STANDARD & POOR'S: "AAA"
                                               MOODY'S: "AAA"
                                               (SEE "RATINGS" HEREIN)


                               [DUKE ENERGY LOGO]

           $250,000,000 6.60% INSURED QUARTERLY SENIOR NOTES DUE 2022
                                       OF
                            DUKE ENERGY CORPORATION

    We will pay interest on the Notes quarterly on January 1, April 1, July 1 and October 1 of each year, beginning on July 1, 2002. The Notes will bear interest at the rate of 6.60% per year and will mature on April 1, 2022.

    The Notes are redeemable at our option on or at any time after April 1, 2006, in whole or in part, at 100% of their principal amount, plus accrued and unpaid interest to the redemption date. We will also redeem the Notes, subject to some limitations, at the option of the representative of any deceased beneficial owner of Notes.

    The Notes will be our direct, unsecured and unsubordinated obligations and will rank equal in priority with all of our existing and future unsecured and unsubordinated indebtedness. We will issue the Notes in denominations of $1,000 and integral multiples of $1,000 in excess thereof.

    Our timely payment of regularly scheduled principal and interest on the Notes will be insured by a financial guaranty insurance policy issued by Ambac Assurance Corporation at the time the Notes are delivered.

                              [AMBAC ENERGY LOGO]

                             ---------------------

                                                                                              PROCEEDS TO
                                                                PRICE TO      UNDERWRITING    DUKE ENERGY
                                                               PUBLIC(1)        DISCOUNT      CORPORATION
                                                               ---------      ------------    -----------
Per Note....................................................      100%           2.90%           97.10%
Total.......................................................  $250,000,000    $7,250,000      $242,750,000

---------------

(1) Plus accrued interest from April 16, 2002, if settlement occurs after that date.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

    We expect the Notes will be delivered in book-entry form through the facilities of The Depository Trust Company on or about April 16, 2002.

                             ---------------------

Sole Bookrunning Manager
GOLDMAN, SACHS & CO.                                 EDWARD D. JONES & CO., L.P.

                             ---------------------

WACHOVIA SECURITIES
                       RBC CAPITAL MARKETS
                                                      SUNTRUST ROBINSON HUMPHREY

                             ---------------------

           The date of this prospectus supplement is April 11, 2002.

     You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with information that is different. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information provided by or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date of the document containing the information.

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                              PAGE
                                                              ----
About this Prospectus Supplement............................   S-1
Forward-Looking Statements..................................   S-1
Summary of the Offering.....................................   S-2
The Company.................................................   S-4
Use of Proceeds.............................................   S-6
Ratio of Earnings to Fixed Charges..........................   S-6
Summary Consolidated Financial Information..................   S-7
Capitalization..............................................   S-8
Description of the Notes....................................   S-9
     General................................................   S-9
     Ranking................................................   S-9
     Interest...............................................   S-9
     Optional Redemption....................................   S-9
     Redemption Upon Death of a Beneficial Owner............  S-10
     Sinking Fund...........................................  S-12
     Special Insurance Provisions of the Senior Indenture...  S-12
     Events of Default Under the Insurance Agreement and the
      Senior Indenture......................................  S-12
Book-Entry System...........................................  S-13
The Policy and the Insurer..................................  S-15
Ratings.....................................................  S-18
Underwriting................................................  S-19
Legal Matters...............................................  S-20
Experts.....................................................  S-20
Appendix A -- Form of Redemption Request....................  S-21
Appendix B -- Form of Insurance Policy......................  S-22

                                   PROSPECTUS

                                                              PAGE
                                                              ----
About this Prospectus.......................................     2
Duke Energy Corporation.....................................     2
Use of Proceeds.............................................     4
The Trusts..................................................     4
Description of the Senior Notes.............................     6
Description of the Junior Subordinated Notes................    14
Description of the First and Refunding Mortgage Bonds.......    22
Description of the Common Stock.............................    26
Description of the Stock Purchase Contracts and the Stock
  Purchase Units............................................    29

                                                              PAGE
                                                              ----
Description of the Preferred Securities.....................    30
Description of the Guarantees...............................    31
Plan of Distribution........................................    34
Experts.....................................................    35
Validity of the Securities..................................    35
Where You Can Find More Information.........................    36

                        ABOUT THIS PROSPECTUS SUPPLEMENT

     This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this notes offering. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering.

     If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in or incorporated by reference into this prospectus supplement.

     Unless we have indicated otherwise, or the context otherwise requires, references in this prospectus supplement and the accompanying prospectus to "Duke Energy," "we," "us" and "our" or similar terms are to Duke Energy Corporation and its subsidiaries.

                           FORWARD-LOOKING STATEMENTS

     This prospectus supplement and the accompanying prospectus contain or incorporate by reference statements that do not directly or exclusively relate to historical facts. Such statements are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. You can typically identify forward-looking statements by the use of forward-looking words, such as "may," "will," "could," "project," "believe," "anticipate," "expect," "estimate," "continue," "potential," "plan," "forecast" and the like. Those statements represent our intentions, plans, expectations, assumptions and beliefs about future events and are subject to risks, uncertainties and other factors. Many of those factors are outside our control and could cause actual results to differ materially from the results expressed or implied by those forward-looking statements. Those factors include:

     - state, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, have an impact on rate structures, and affect the speed at and degree to which competition enters the electric and natural gas industries;

     - industrial, commercial and residential growth in our service territories;

     - the weather and other natural phenomena;

     - the timing and extent of changes in commodity prices, interest rates and foreign currency exchange rates;

     - changes in environmental and other laws and regulations to which we and our subsidiaries are subject or other external factors over which we have no control;

     - the results of financing efforts, including our ability to obtain financing on favorable terms, which can be affected by various factors, including our credit ratings and general economic conditions;

     - the level of creditworthiness of counterparties to our transactions;

     - growth in opportunities for our business units; and

     - the effect of accounting policies issued periodically by accounting standard-setting bodies.

     In light of these risks, uncertainties and assumptions, the forward-looking events referred to in this prospectus supplement and the accompanying prospectus might not occur. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                            SUMMARY OF THE OFFERING

Issuer........................   Duke Energy Corporation.

Securities Offered............   $250,000,000 aggregate principal amount of
                                 6.60% Insured Quarterly Senior Notes due 2022
                                 (the "Notes").

Maturity......................   The Notes will mature on April 1, 2022, unless
                                 redeemed or otherwise repaid prior to that date.

Interest Payment Dates........   Interest on the Notes shall be payable
                                 quarterly on January 1, April 1, July 1 and
                                 October 1 of each year, beginning on July 1, 2002. The Notes will bear interest at the rate of 6.60% per year.

Record Dates..................   We will make regularly scheduled payments of
                                 interest on the Notes to the holders of record of the Notes on the fifteenth calendar day immediately preceding each interest payment date. We will make interest payments on the Notes upon redemption or at maturity to the holders of Notes entitled to the payment of principal on the Notes at redemption or at maturity.

Redemption....................   We may redeem the Notes at our option on or at
                                 any time after April 1, 2006, in whole or in part, at a redemption price equal to 100% of the principal amount of Notes being redeemed, plus accrued and unpaid interest to the redemption date. The Notes do not have the benefit of a sinking fund. We also will redeem
                                 Notes at the option of the representative of any deceased beneficial owner of Notes at a redemption price equal to 100% of the principal amount of Notes being redeemed, plus accrued and unpaid interest to the redemption date.

                                 The maximum principal amount of Notes that we will redeem in this manner during the period from the original issue date of the Notes through April 1, 2003, and during each twelve month period after April 1, 2003, will be $25,000 per deceased beneficial owner and an aggregate of $5,000,000 for all deceased beneficial owners.

Ranking.......................   The Notes will be our direct, unsecured and
                                 unsubordinated obligations and will rank equal in priority with all of our existing and future unsecured and unsubordinated indebtedness and senior in right of payment to all of our existing and future subordinated indebtedness.

Insurance.....................   The timely payment of regularly scheduled
                                 principal and interest on the Notes will be insured by a financial guaranty insurance policy issued by Ambac Assurance Corporation at the time the Notes are delivered.

Ratings.......................   We expect that upon issuance the Notes will be
                                 rated "AAA" by Standard & Poor's, a Division of
                                 The McGraw-Hill Companies, Inc., and "Aaa" by
                                 Moody's Investors Service, Inc.

Use of Proceeds...............   We estimate that the net proceeds from the sale
                                 of the Notes will be approximately $242,589,000 after deducting the underwriting discount and estimated offering expenses. We intend to use the net proceeds from the sale of the Notes for general corporate purposes.

Certain Covenants.............   The indenture governing the Notes contains
                                 certain covenants that, among other things, limit our ability and the ability of certain of our subsidiaries to create liens on our assets.
                                 See "Description of the Senior Notes" in the accompanying prospectus.

                                  THE COMPANY

OVERVIEW

     Duke Energy, together with its subsidiaries, an integrated provider of energy and energy services, offers physical delivery and management of both electricity and natural gas throughout the United States and abroad. We, together with our subsidiaries, provide these and other services through seven business segments:

     - FRANCHISED ELECTRIC generates, transmits, distributes and sells electricity in central and western North Carolina and western South Carolina. Franchised Electric conducts operations through Duke Power and Nantahala Power and Light. These electric operations are subject to the rules and regulations of the Federal Energy Regulatory Commission ("FERC"), the North Carolina Utilities Commission and the Public Service Commission of South Carolina.

     - NATURAL GAS TRANSMISSION provides transportation and storage of natural gas for customers throughout North America, primarily in the Mid-Atlantic, New England and southeastern states. Natural Gas Transmission conducts operations primarily through Duke Energy Gas Transmission Corporation. Through the acquisition of Westcoast Energy Inc. on March 14, 2002, Natural Gas Transmission added a significant network of mostly Canadian-based natural gas assets, including transmission pipeline, storage capacity and distribution systems. U.S. interstate natural gas transmission and storage operations are subject to the FERC's rules and regulations. Westcoast's interprovincial gas transmission and storage operations are subject to the rules and regulations of Canada's National Energy Board. Many of Natural Gas Transmission's operations are also subject to various state and provincial regulatory requirements.

     - FIELD SERVICES gathers, processes, transports, markets and stores natural gas and produces, transports, markets and stores natural gas liquids. Field Services conducts operations primarily through Duke Energy Field Services, LLC, which is approximately 30% owned by Phillips Petroleum. Field Services operates gathering systems in western Canada and 11 contiguous states in the United States. Those systems serve major natural gas-producing regions in the Rocky Mountains, Permian Basin, Mid-Continent, East Texas-Austin Chalk-North Louisiana, and onshore and offshore Gulf Coast areas.

     - NORTH AMERICAN WHOLESALE ENERGY develops, operates and manages merchant generation facilities and engages in commodity sales and services related to natural gas and electric power. North American Wholesale Energy conducts these operations primarily through Duke Energy North America, LLC and Duke Energy Trading and Marketing, LLC. Duke Energy Trading and Marketing is approximately 40% owned by Exxon Mobil Corporation. North American Wholesale Energy also includes Duke Energy Merchants Holdings, LLC, which develops new business lines in the evolving energy commodity markets other than natural gas and power. North American Wholesale Energy conducts business primarily through the United States and Canada.

     - INTERNATIONAL ENERGY develops, operates and manages natural gas transportation and power generation facilities and engages in energy trading and marketing of natural gas and electric power. International Energy conducts operations primarily through Duke Energy International, LLC and its activities target the Latin American, Asia-Pacific and European regions.

     - OTHER ENERGY SERVICES is a combination of businesses that provide engineering, consulting, construction and integrated energy solutions worldwide, primarily through Duke Engineering & Services, Inc., Duke/Fluor Daniel and DukeSolutions, Inc. Duke/Fluor Daniel is a 50/50 partnership between Duke Energy and Fluor Enterprises, Inc., a wholly owned subsidiary of Fluor Corporation. On January 31, 2002, we announced the planned sale of Duke Engineering & Services to Framatome ANP, Inc., and on March 13, 2002, we announced the planned sale of DukeSolutions to Ameresco, Inc.

     - DUKE VENTURES is comprised of other diverse businesses, operating primarily through Crescent Resources, LLC, DukeNet Communications, LLC and Duke Capital Partners, LLC. Crescent Resources develops high-quality commercial, residential and multi-family real estate projects and manages land holdings primarily in the southeastern and southwestern United States. DukeNet Communications provides fiber optic networks for industrial, commercial and residential customers. Duke Capital Partners, a wholly owned merchant banking company, provides debt and equity capital and financial advisory services to the energy industry.

BUSINESS STRATEGY

     Our strategy is to develop and actively manage integrated energy businesses in targeted regions where our extensive capabilities in developing energy assets, operating electric power, natural gas and NGLs plants, optimizing commercial operations and managing risk can provide comprehensive energy solutions for our customers and create value for our shareholders. The key elements of our strategy include:

     Pursue growth opportunities in deregulating and liberalizing markets. The growth in and restructuring of global energy markets are providing opportunities for our business segments to capitalize on their comprehensive capabilities. In North America, we are aggressively investing in new merchant power facilities, expanding our natural gas pipeline infrastructure, rapidly increasing our leading position in natural gas processing and NGLs marketing and developing our trading, marketing and structured origination expertise across the energy spectrum. Internationally, we are focusing on integrated electric and natural gas opportunities in markets such as Latin America, Asia-Pacific and Europe, where deregulation, privatization and liberalization are opening energy markets to competition.

     Develop and integrate regional energy businesses in target markets. We currently own and operate assets and provide services ranging from natural gas gathering to trading and marketing of energy to the distribution of electricity to customers. Through our integrated energy network of natural gas and electric power assets coupled with trading and marketing, we are able to maximize the returns of our energy portfolio. This is accomplished by creating an environment that enables the more efficient flow of information between our trading and marketing business and our merchant businesses that own and operate these physical assets. These enhanced returns are achieved through timely communication of information regarding dispatch and maintenance of generation plants, commodity positions for natural gas and electricity, forward pricing curves and other market knowledge. Our integrated approach to building regional energy businesses enables us to choose the best times to enter or exit a market and effectively manage and grow our business.

     Actively manage our asset portfolio. We utilize a portfolio management strategy, rather than focusing on stand-alone projects or assets, that strives to capture the greatest value by seeking opportunities to invest in energy assets in markets that have capacity needs and to divest other assets when significant value can be realized. This strategy enables us to monetize certain assets and redeploy the capital to higher-return assets in target markets. Additionally, this strategy prevents the institutionalized ownership of any asset by encouraging us to continually review our asset portfolio.

     Mitigate exposure through disciplined risk management policies. Through our enterprise risk management group, we actively manage the risks that our business segments face. We believe managing risk at the corporate level is consistent with the portfolio approach we use with our assets. Our risk management policies are designed to help determine lines of business offering attractive risk returns, assess current and future risk/return characteristics of the enterprise and recommend appropriate strategic modifications. We actively manage our commodity, interest rate, foreign currency and credit risks through established policies that limit our exposure and require daily reporting to management of potential financial exposure. Our risk management policies are designed to mitigate our downside exposures while complementing the operations of each of our business segments.

                                USE OF PROCEEDS

     The aggregate net proceeds from the sale of the Notes will be approximately $242,589,000 after deducting the underwriting discount and estimated offering expenses. We expect to use the net proceeds for general corporate purposes.

                       RATIO OF EARNINGS TO FIXED CHARGES
                                  (UNAUDITED)

                                                           YEAR ENDED DECEMBER 31,
                                                     -----------------------------------
                                                     1997(1)   1998   1999   2000   2001
                                                     -------   ----   ----   ----   ----
Ratio of Earnings to Fixed Charges.................    4.0     4.5    2.7    3.6    3.8

     For purposes of this ratio (a) earnings consist of income from continuing operations before income taxes and fixed charges, and (b) fixed charges consist of all interest deductions, the interest component of rentals and preference security dividends of consolidated subsidiaries.
---------------
(1) Data reflects accounting for the stock-for-stock merger of Duke Energy and PanEnergy Corp on June 18, 1997 as a pooling of interests. As a result, the data gives effect to the merger as if it had occurred as of January 1, 1997.

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION

     The summary of consolidated financial information set forth below should be read in conjunction with our consolidated financial statements, the notes related thereto and "Management's Discussion and Analysis of Results of Operations and Financial Condition" incorporated by reference into this prospectus supplement and the accompanying prospectus.

                                                               YEAR ENDED DECEMBER 31,
                                                        --------------------------------------
                                                         1999(1)       2000(2)         2001
                                                         -------       -------         ----
                                                         (IN MILLIONS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENTS OF INCOME DATA:
Operating revenues..................................     $21,766       $49,318       $59,503
Earnings before interest and taxes..................       2,043         4,014         4,256
Earnings available for common stockholders..........       1,487(3)      1,757         1,884
Weighted-average common shares outstanding(4).......         729           736           767
Earnings per common share (before extraordinary item
  and cumulative effect of change in accounting
  principle)(4)
     Basic..........................................     $  1.13       $  2.39       $  2.58
     Diluted........................................        1.13          2.38          2.56
Earnings per common share(4)
     Basic..........................................        2.04(3)       2.39          2.45
     Diluted........................................        2.03(3)       2.38          2.44(5)
Dividends per common share(4).......................        1.10          1.10          1.10

                                                                  AS OF DECEMBER 31,
                                                              ---------------------------
                                                                  2000           2001
                                                                  ----           ----
                                                                     (IN MILLIONS)
CONSOLIDATED BALANCE SHEET DATA:
Total assets................................................    $58,232        $48,375
Short-term debt, including commercial paper.................      1,826          1,603
Long-term debt, including current maturities................     11,154         12,582
Guaranteed preferred beneficial interests in subordinated
  notes of Duke Energy or subsidiaries......................      1,406          1,407
Minority interests..........................................      2,435          2,246
Preferred and preference stock, including current sinking
  fund obligations..........................................        280            247
Common stockholders' equity.................................     10,056         12,689

---------------
(1) Reflects a pre-tax $800 million charge for estimated injury and damages claims. The effect per basic share of common stock of this charge was $0.67.

(2) Reflects a pre-tax $407 million gain on the sale of our investment in BellSouth PCS. The effect per basic share of common stock of this gain was $0.34.

(3) Reflects a one-time after-tax extraordinary gain of approximately $660 million, or $0.91 per basic share of common stock, attributable to the sale of certain pipeline operations on March 29, 1999.

(4) Years ended December 31, 1999, 2000 and 2001 have been restated to reflect the two-for-one common stock split effective January 26, 2001.

(5) Reflects a net-of-tax cumulative effect adjustment of $96 million or $0.13 per basic share as a reduction in earnings in accordance with our adoption of Statement of Financial Accounting Standards No. 133.

                                 CAPITALIZATION

     The following table sets forth our capitalization as of December 31, 2001:

     - on an actual basis; and

     - on an as adjusted basis to give effect to (1) the issuance of the Notes offered hereby, (2) the sale on January 14, 2002 of $250 million of our Floating Rate Notes due 2005 and $750 million of our 6.25% Senior Notes due 2012, (3) the sale by Duke Capital Corporation on February 15, 2002 of $500 million of its 6 1/4% Senior Notes due 2013 and $250 million of its 6 3/4% Senior Notes due 2032, (4) the sale by Duke Capital on February 28, 2002 of $500 million of its Floating Rate Notes due February 28, 2003 and (5) the application of the net proceeds therefrom, after deducting underwriting discounts and estimated offering expenses.

     You should read the information in this table together with our consolidated financial statements, the notes related thereto and "Management's Discussion and Analysis of Results of Operations and Financial Condition" incorporated by reference into this prospectus supplement and the accompanying prospectus.

                                                                DECEMBER 31, 2001
                                                              ----------------------
                                                              ACTUAL     AS ADJUSTED
                                                              ------     -----------
                                                                  (IN MILLIONS)
Short-term debt, including commercial paper.................  $ 1,603      $ 1,383(1)
                                                              -------      -------
Long-term debt, including current maturities:
  First and refunding mortgage bonds........................      790          790
  Other long-term debt......................................    2,415        3,415(2)
  Long-term debt of subsidiaries............................    9,377       10,627(3)
  Notes offered hereby......................................       --          250
                                                              -------      -------
     Total long-term debt, including current maturities.....   12,582       15,082
                                                              -------      -------
Guaranteed preferred beneficial interests in subordinated
  notes of Duke Energy or subsidiaries......................    1,407        1,407
                                                              -------      -------
Minority interests..........................................    2,246        2,246
                                                              -------      -------
Preferred and preference stock, including current sinking
  fund obligations:
  With sinking fund requirements............................       38           38
  Without sinking fund requirements.........................      209          209
                                                              -------      -------
                                                                  247          247
                                                              -------      -------
Common stockholders' equity:
  Common stock, no par; 2 billion shares authorized; 777
     million shares outstanding.............................    6,217        6,217
  Retained earnings.........................................    6,292        6,292
  Accumulated other comprehensive income....................      180          180
                                                              -------      -------
     Total common stockholders' equity......................   12,689       12,689
                                                              -------      -------
       Total capitalization.................................  $30,774      $33,054
                                                              =======      =======

---------------
(1) Reflects the application of $220 million of net proceeds from our offering of Floating Rate Notes and 6.25% Senior Notes in January 2002.

(2) Includes Duke Energy's Floating Rate Notes and 6.25% Senior Notes issued in January 2002.

(3) Includes Duke Capital's 6 1/4% Senior Notes, 6 3/4% Senior Notes and Floating Rate Notes issued in February 2002.

                            DESCRIPTION OF THE NOTES

GENERAL

     The following description of the terms of the Notes summarizes certain general terms that will apply to the Notes. The Notes will be issued under a Senior Indenture between us and JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank), as trustee, dated as of September 1, 1998, as supplemented from time to time (the "Senior Indenture"). This description is not complete, and we refer you to the accompanying prospectus and the Senior Indenture. Defined terms have the meanings assigned to them in the Senior Indenture.

     The Notes will be issued in an aggregate principal amount of $250,000,000, and each Note will mature on April 1, 2022, unless redeemed or otherwise repaid prior to that date. We will issue the Notes in denominations of $1,000 and integral multiples of $1,000 in excess thereof.

     We may from time to time, without the consent of existing holders, create and issue further Notes having the same terms and conditions as the Notes being offered hereby in all respects, except for issue date, issue price and, if applicable, the first payment of interest thereon. Additional Notes issued in this manner will be consolidated with and will form a single series with the previously outstanding Notes of like tenor.

     As used in this prospectus supplement, business day means, with respect to any Note, any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in The City of New York.

RANKING

     The Notes will be our direct, unsecured and unsubordinated obligations. The Notes will rank equal in priority with all of our existing and future unsecured and unsubordinated indebtedness and senior in right of payment to all of our existing and future subordinated debt. At December 31, 2001, we had outstanding approximately $2,400 million of unsecured and unsubordinated indebtedness and approximately $900 million of secured indebtedness. Our Senior Indenture contains no restrictions on the amount of additional indebtedness that we may issue under it.

INTEREST

     The Notes will bear interest at a rate of 6.60% per annum. Interest shall be payable quarterly in arrears on January 1, April 1, July 1, and October 1 of each year, commencing July 1, 2002, each an interest payment date. If an interest payment date falls on a day that is not a business day, interest will be payable on the next succeeding business day with the same force and effect as if made on such interest payment date. Interest accrued on the Notes will be payable at maturity or earlier redemption to the persons entitled to payment of principal as a result of maturity or redemption, as the case may be. Interest (other than interest paid at maturity or earlier redemption) will be paid to the person in whose name each Note is registered at the close of business on the fifteenth calendar day next preceding each interest payment date. Interest will be calculated on the basis of a 360-day year, consisting of twelve 30-day months, and will accrue from April 16, 2002 or from the most recent interest payment date to which interest has been paid or duly provided for.

OPTIONAL REDEMPTION

     We will have the right to redeem the Notes, in whole or in part, on or at any time after April 1, 2006 at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to the redemption date. We will provide not less than 30 nor more than 60 days' notice mailed to each registered holder of the Notes to be redeemed. If the redemption notice is given and funds deposited as required, then interest will cease to accrue on and after the redemption date on the Notes or portions of such Notes called for redemption. In the event that any redemption date is not a business day, we will pay the redemption price on the next business day without any interest or other payment due to the delay.

REDEMPTION UPON DEATH OF A BENEFICIAL OWNER

     Unless the Notes have been declared due and payable prior to their maturity by reason of an event of default under the Senior Indenture, as more fully described in "-- Events of Default Under the Insurance Agreement and the Senior Indenture," below and in the accompanying prospectus under "Description of the Senior Notes -- Events of Default," or have been previously redeemed or otherwise repaid, the personal representative or other person authorized to represent a deceased beneficial owner of Notes (that is, one who has the right to sell, transfer or otherwise dispose of an interest in a Note and the right to receive the proceeds from the Note, as well as the interest and principal payable to the holder of the Note) has the right to request redemption prior to stated maturity of all or part of his or her interest in such Notes, and we will be obligated to redeem such Notes. However, during the period from the original issue date of the Notes through and including April 1, 2003 (which we refer to as the "initial period"), and during any twelve month period that ends on and includes each subsequent April 1 (each of which we refer to as a "subsequent period"), we will not be obligated to redeem:

     - on behalf of a deceased beneficial owner, any interest in the Notes that exceeds $25,000 principal amount, or

     - interests in the Notes exceeding $5,000,000 in aggregate principal amount for all representatives requesting redemption upon the death of beneficial owners.

     We may, at our option, redeem interests of any deceased beneficial owner in the Notes in the initial period or any subsequent period in excess of the $25,000 limitation. Any such redemption by us, to the extent it exceeds the $25,000 limitation for any deceased beneficial owner, will not be included in the computation of the $5,000,000 aggregate limitation for the Notes for the initial period or the applicable subsequent period, as the case may be, or for any succeeding subsequent period. We may, at our option, redeem interests of deceased beneficial owners in the Notes in the initial period or any subsequent period in an aggregate principal amount exceeding the $5,000,000 aggregate limitation. Any such redemption by us, to the extent it exceeds the $5,000,000 aggregate limitation, will not reduce the aggregate limitation for any subsequent period. Upon any determination by us to redeem Notes in excess of the $25,000 limitation or the $5,000,000 aggregate limitation, such Notes will be redeemed in the order of receipt of redemption requests by the trustee.

     A representative of a deceased beneficial owner may initiate a request for redemption at any time and in any principal amount, provided that the principal amount is in integral multiples of $1,000. The representative must deliver its request to the participant (which is the term used to describe an institution that has an account with the depository for the Notes) through which the deceased beneficial owner owned such interest, in form satisfactory to the participant, together with evidence of the death of the beneficial owner, evidence of the authority of the representative satisfactory to the participant, any waivers, notices or certificates as may be required under applicable state or federal law and any other evidence of the right to the redemption as the participant requires. The request must specify the principal amount of the interest in the Notes to be redeemed, which amount must be in integral multiples of $1,000. Subject to the rules and arrangements applicable to the depositary, the participant will then deliver to the depositary, which in this case initially will be The Depository Trust Company, a request for redemption substantially in the form attached as Appendix A to this prospectus supplement. On receipt of a redemption request, it is the customary procedure of the depositary to forward the request to the trustee. The trustee is required to maintain records with respect to redemption requests received by it, including the date of receipt, the name of the participant filing the redemption request and the status of each redemption request with respect to the $25,000 limitation and the $5,000,000 aggregate limitation. The trustee will immediately file with us each redemption request it receives, together with the information regarding the eligibility of the redemption request with respect to the $25,000 limitation and the $5,000,000 aggregate limitation. We, the depositary and the trustee:

     - may conclusively assume, without independent investigation, that the statements contained in each redemption request are true and correct; and

     - will have no responsibility:

          - for reviewing any documents submitted to the participant by the representative or for determining whether the applicable decedent is in fact the beneficial owner of the interest in the Notes to be redeemed or is in fact deceased; and

          - for determining whether the representative is duly authorized to request redemption on behalf of the applicable beneficial owner.

     Subject to the $25,000 limitation and the $5,000,000 aggregate limitation, we will, after the death of any beneficial owner, redeem the interest of such beneficial owner in the Notes within 60 days following our receipt of a redemption request from the trustee. If redemption requests exceed the aggregate principal amount of interests in Notes required to be redeemed during the initial period or during any subsequent period, then excess redemption requests will be applied, in the order received by the trustee, to successive subsequent periods, regardless of the number of subsequent periods required to redeem such interests. We may, at any time notify the trustee that we will redeem, on a date not less than 30 nor more than 60 days after the date of such notice, all or any lesser amount of Notes for which redemption requests have been received but that are not then eligible for redemption by reason of the $25,000 limitation or the $5,000,000 aggregate limitation. Such Notes will be redeemed in the order of receipt of redemption requests by the trustee.

     We will pay 100% of the principal amount plus any unpaid interest accrued to (but excluding) the redemption date for the Notes we redeem pursuant to a redemption request of a representative of a deceased beneficial owner. Subject to arrangements with the depositary, payment for interests in the Notes to be redeemed will be made to the depositary in the aggregate principal amount specified in the redemption requests submitted to the trustee by the depositary that are to be fulfilled in connection with such payment upon presentation of the Notes to the trustee for redemption. The principal amount of any Notes acquired or redeemed by us other than by redemption at the option of any representative of a deceased beneficial owner under the procedures described in this section of the prospectus supplement will not be included in the computation of either the $25,000 limitation or the applicable $5,000,000 aggregate limitation for the initial period or for any subsequent period.

     An interest in a Note held in tenancy by the entirety, by joint tenancy or by tenants in common will be deemed to be held by a single beneficial owner, and the death of a tenant by the entirety, joint tenant or tenant in common will be deemed the death of a beneficial owner. The death of a person who, during his or her lifetime, was entitled to substantially all of the rights of a beneficial owner of an interest in the Notes will be deemed the death of the beneficial owner, regardless of the recordation of the interest on the records of the participant, if such rights can be established to the satisfaction of the participant. Such interests will be deemed to exist in typical cases of nominee ownership, ownership under the Uniform Gifts to Minors Act or the Uniform Transfers to Minors Act, community property or other similar joint ownership arrangements, including individual retirement accounts or Keogh H.R. 10 plans maintained solely by or for the decedent or by or for the decedent and any spouse, and trust and certain other arrangements where one person has substantially all of the rights of a beneficial owner during such person's lifetime.

     In the case of a redemption request that is presented on behalf of a deceased beneficial owner and that has not been fulfilled at the time we give notice of our election to redeem the Notes, the Notes that are the subject of such pending redemption request will be redeemed prior to any other Notes.

     Any redemption request may be withdrawn by the person(s) presenting such request upon delivery of a written request for withdrawal given by the participant on behalf of such person(s) to the depositary and by the depositary to the trustee not less than 30 days prior to the redemption payment.

     During any time in which the Notes are not represented by a global security and are issued in definitive form:

     - all references in this section of the prospectus supplement to participants and the depositary, including the depositary's governing rules, regulations and procedures, will be deemed deleted;

     - all determinations that the participants are required to make as described in this section will be made by us (including, without limitation, determining whether the applicable decedent is in fact the beneficial owner of the interest in the Notes to be redeemed or is in fact deceased and whether the representative is duly authorized to request redemption on behalf of the applicable beneficial owner); and

     - all redemption requests, to be effective, must

     - be delivered by the representative to the trustee, with a copy to us;

     - if required by the Trustee and us, be in the form of the attached redemption request (with appropriate changes mutually agreed to by the trustee and us to reflect the fact that the redemption request is being executed by a representative (including provision for signature guarantees)); and

     - be accompanied by the Note that is the subject of the redemption request or, if applicable, a properly executed assignment or endorsement, in addition to all documents that are otherwise required to accompany a redemption request. If the record interest in the Note is held by a nominee of the deceased beneficial owner, a certificate or letter from the nominee attesting to the deceased's ownership of a beneficial interest in the Note must also be delivered.

SINKING FUND

     There is no provision for a sinking fund applicable to the Notes.

SPECIAL INSURANCE PROVISIONS OF THE SENIOR INDENTURE

     Subject to the provisions of the Senior Indenture, so long as Ambac Assurance is not in default under the insurance policy, Ambac Assurance will be entitled to control and direct the enforcement of all rights and remedies with respect to the Notes upon the occurrence and continuation of an Event of Default (as defined in the Senior Indenture). In addition, as long as Ambac Assurance is not in default under the insurance policy, the Senior Indenture requires Ambac Assurance's consent to the taking of any action that requires the consent of the holders of the Notes, including the removal of the trustee and any change to the Notes or to Ambac Assurance's rights under the Senior Indenture. No provision of the Senior Indenture expressly recognizing or granting rights in or to Ambac Assurance may be amended in any manner that materially affects the rights of Ambac Assurance without the prior written consent of Ambac Assurance.

     If Ambac Assurance pays the principal and/or interest due on the Notes as described under "The Policy and the Insurer" below, the Notes may not be defeased and will not be deemed to have been paid by us. Additionally, all of our obligations with respect to the Notes will continue to exist and will run to the benefit of Ambac Assurance, and Ambac Assurance will be subrogated to the rights of the holders of the Notes.

EVENTS OF DEFAULT UNDER THE INSURANCE AGREEMENT AND THE SENIOR INDENTURE

     The Senior Indenture provides that an event of default under the insurance agreement between us and Ambac Assurance that occurs and continues will be an event of default under the Senior Indenture with respect to the Notes. Events of default under the insurance agreement (and, as a result, under the Senior

Indenture) include, among others, the violation of the following covenants between us and Ambac Assurance:

     - a requirement that another regulated public utility assume our obligations with respect to the Notes and the insurance agreement if we engage in any reorganization or transfer of a substantial portion of our assets that causes us to cease to be a regulated public utility,

     - an agreement by us to secure our repayment obligations to Ambac Assurance under the insurance agreement if we issue more than $500 million in aggregate principal amount of additional debt that is secured by assets used in our Franchised Electric operations, and

     - our obligations to pay the premium to Ambac Assurance under the insurance policy or to reimburse Ambac Assurance for amounts advanced by it under the policy.

     If Ambac Assurance waives an event of default under the insurance agreement or such event of default is cured, then such event of default will not be an event of default under the Senior Indenture.

                               BOOK-ENTRY SYSTEM

     We have obtained the information in this section concerning The Depository Trust Company ("DTC") and its book-entry system and procedures from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

     The Notes initially will be represented by one or more fully registered global notes. Each global note will be deposited with, or on behalf of, DTC or any successor thereto and registered in the name of Cede & Co. (DTC's nominee).

     You may hold your interests in the global notes in the United States through DTC, either as a participant in such system or indirectly through organizations which are participants in such system. So long as DTC or its nominee is the registered owner of the global securities representing the Notes, DTC or such nominee will be considered the sole owner and holder of the Notes for all purposes of the Notes and the Senior Indenture. Except as provided below, owners of beneficial interests in the Notes will not be entitled to have the Notes registered in their names, will not receive or be entitled to receive physical delivery of the Notes in definitive form and will not be considered the owners or holders of the Notes under the Senior Indenture, including for purposes of receiving any reports that we or the trustee deliver pursuant to the Senior Indenture. Accordingly, each person owning a beneficial interest in a Note must rely on the procedures of DTC or its nominee and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, in order to exercise any rights of a holder of Notes.

     Unless and until we issue the Notes in fully certificated form under the limited circumstances described below under the heading "-- Certificated Notes":

     - you will not be entitled to receive physical delivery of a certificate representing your interest in the Notes;

     - all references in this prospectus supplement or in the accompanying prospectus to actions by holders will refer to actions taken by DTC upon instructions from its direct participants; and

     - all references in this prospectus supplement or the accompanying prospectus to payments and notices to holders will refer to payments and notices to DTC or Cede & Co., as the registered holder of the Notes, for distribution to you in accordance with DTC procedures.

THE DEPOSITORY TRUST COMPANY

     DTC will act as securities depositary for the Notes. The Notes will be issued as fully registered notes registered in the name of Cede & Co. DTC is:

     - a limited-purpose trust company organized under the New York Banking Law;

     - a "banking organization" under the New York Banking Law;

     - a member of the Federal Reserve System;

     - a "clearing corporation" under the New York Uniform Commercial Code; and

     - a "clearing agency" registered under the provision of Section 17A of the Securities Exchange Act of 1934.

     DTC holds securities that its direct participants deposit with DTC. DTC also facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in direct participants' accounts, thereby eliminating the need for physical movement of securities certificates.

     Direct participants of DTC include securities brokers and dealers (including underwriters), banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Indirect participants of DTC, such as securities brokers and dealers, banks and trust companies, can also access the DTC system if they maintain a custodial relationship with a direct participant.

     If you are not a direct participant or an indirect participant and you wish to purchase, sell or otherwise transfer ownership of, or other interests in, the Notes, you must do so through a direct participant or an indirect participant. DTC agrees with and represents to DTC participants that it will administer its book-entry system in accordance with its rules and by-laws and requirements of law. The Securities and Exchange Commission has on file a set of the rules applicable to DTC and its direct participants.

     Purchases of the Notes under DTC's system must be made by or through direct participants, which will receive a credit for the Notes on DTC's records. The ownership interest of each beneficial owner is in turn to be recorded on the records of direct participants and indirect participants. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participants or indirect participants through which such beneficial owners entered into the transaction. Transfers of ownership interests in the Notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive physical delivery of certificates representing their ownership interests in the Notes, except as provided below in "-- Certificated Notes."

     To facilitate subsequent transfers, all Notes deposited with DTC are registered in the name of DTC's nominee, Cede & Co. The deposit of Notes with DTC and their registration in the name of Cede & Co. has no effect on beneficial ownership. DTC has no knowledge of the actual beneficial owners of the Notes. DTC's records reflect only the identity of the direct participants to whose accounts such Notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

BOOK-ENTRY FORMAT

     Under the book-entry format, the trustee will pay interest or principal payments to Cede & Co., as nominee of DTC. DTC will forward the payment to the direct participants, who will then forward the payment to the indirect participants or to you as the beneficial owner. You may experience some delay in receiving your payments under this system.

     DTC is required to make book-entry transfers on behalf of its direct participants and is required to receive and transmit payments of principal, premium, if any, and interest on the Notes. Any direct participant or indirect participant with which you have an account is similarly required to make book-entry transfers and to receive and transmit payments with respect to Notes on your behalf. We and the trustee have no responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The trustee will not recognize you as a holder under the Senior Indenture, and you can only exercise the rights of a holder indirectly through DTC and its direct participants. DTC has advised us that it will only take action regarding a Note if one or more of the direct participants to whom the Note is credited direct DTC to take such action. DTC can only act on behalf of its direct participants. Your ability to pledge Notes to nondirect participants, and to take other actions, may be limited because you will not possess a physical certificate that represents your Notes.

CERTIFICATED NOTES

     Unless and until they are exchanged, in whole or in part, for Notes in definitive form in accordance with the terms of the Notes, the Notes may not be transferred except as a whole by DTC to a nominee of DTC; as a whole by a nominee of DTC to DTC or another nominee of DTC; or as a whole by DTC or nominee of DTC to a successor of DTC or a nominee of such successor.

     We will issue Notes to you or your nominees, in fully certificated registered form, rather than to DTC or its nominees, only if:

     - we advise the trustee in writing that DTC is no longer willing or able to discharge its responsibilities properly or that DTC is no longer a registered clearing agency under the Securities Exchange Act, and the trustee or we are unable to locate a qualified successor within 90 days;

     - an event of default has occurred and is continuing under the Senior Indenture; or

     - we, at our option, elect to terminate use of the book-entry system through DTC.

     If any of the three above events occurs, DTC is required to notify all direct participants that Notes in fully certificated registered form are available through DTC. DTC will then surrender the global note representing the Notes along with instructions for re-registration. The trustee will re-issue the Notes in full certificated registered form and will recognize the registered holders of the certificated Notes as holders under the Senior Indenture.

                           THE POLICY AND THE INSURER

THE INSURANCE POLICY

     We will enter into an insurance agreement with Ambac Assurance under which Ambac Assurance will issue a financial guaranty insurance policy relating to the Notes. A form of this policy is attached to this prospectus supplement as Appendix B. The following summary of the terms of the insurance policy does not purport to be complete and is qualified in its entirety by reference to the insurance policy.

     Ambac Assurance has made a commitment to issue the insurance policy effective as of the date of issuance of the Notes. Under the terms of the insurance policy, Ambac Assurance will pay to The Bank of New York, in New York, New York, or any successor, as insurance trustee, that portion of the principal of and/or interest on the Notes that becomes "due for payment" but has not been paid by reason of "nonpayment" (as such terms are defined in the insurance policy) by us. Ambac Assurance will make such payments to the insurance trustee on the later of the date on which such principal and/or interest becomes due for payment or within one business day following the date on which Ambac Assurance receives notice of nonpayment from the trustee. The insurance policy will extend for the term of the Notes and, once issued, cannot be canceled by us or Ambac Assurance.

     The insurance policy will insure payment only on the stated maturity date, in the case of principal, and on interest payment dates, in the case of interest. In the event of any acceleration of the principal of the Notes, as more fully described in the accompanying prospectus under "Description of the Senior Notes -- Events of Default," the insured payments will be made at the times and in the amounts as would have been made had there not been an acceleration.

     If the trustee has notice that any payment of principal of or interest on a Note that has become due for payment and that is made to a holder by or on our behalf has been deemed a preferential transfer and recovered from its holder pursuant to the United States Bankruptcy Code in accordance with a final, nonappealable order of a court of competent jurisdiction, that holder will be entitled to payment from Ambac Assurance to the extent of such recovery if sufficient funds are not otherwise available.

     The insurance policy does NOT insure any risk other than nonpayment, as defined in the policy. Specifically, the insurance policy does NOT cover:

     - payment on acceleration, as a result of a call for redemption (including redemption at the request of the representative of a deceased beneficial owner of Notes) or as a result of any other advancement of maturity;

     - payment of any redemption, prepayment or acceleration premium; and

     - nonpayment of principal or interest caused by the insolvency or negligence of the Notes trustee or any paying agent.

     If it becomes necessary to call upon the insurance policy, payment of principal under the insurance policy will require the surrender of the related Notes to the insurance trustee together with an appropriate instrument of assignment so as to permit ownership of such Notes to be registered in the name of Ambac Assurance. Payment of interest pursuant to the insurance policy will require proof of a holder's entitlement to interest payments and an appropriate assignment of the holder's right to payment to Ambac Assurance.

     Upon payment of the insurance benefits in respect of any Notes, Ambac Assurance will become the owner of the related rights to payment of principal and/or interest on such Notes and will be fully subrogated to the surrendering holder's rights to payment.

AMBAC ASSURANCE CORPORATION

     Ambac Assurance has supplied the following information for inclusion in this prospectus supplement. Neither we, the trustee, any underwriter nor any of our or their affiliates or representatives can assure you of the accuracy or completeness of the following information.

     Ambac Assurance is a Wisconsin-domiciled stock insurance corporation regulated by the Office of the Commissioner of Insurance of the State of Wisconsin and licensed to do business in all fifty states, the District of Columbia, the Commonwealth of Puerto Rico and the Territory of Guam. Ambac Assurance primarily insures newly issued municipal and structured finance obligations. Ambac Assurance is a wholly owned subsidiary of Ambac Financial Group, Inc. (formerly, AMBAC Inc.), a 100% publicly held company. Moody's Investors Service, Inc., Standard & Poor's Rating Services and Fitch Ratings have each assigned a triple-A financial strength rating to Ambac Assurance.

     The consolidated financial statements of Ambac Assurance and its subsidiaries as of December 31, 2001 and December 31, 2000, and for each of the years in the three-year period ended December 31, 2001, prepared in accordance with accounting principles generally accepted in the United States of

America, included in the Annual Report on Form 10-K of Ambac Financial Group, Inc. for the year ended December 31, 2001 (filed with the Securities and Exchange Commission, or "SEC," on March 26, 2002, Commission File Number 1-10777) and the Current Report on Form 8-K filed with the SEC on January 25, 2002, as it related to Ambac Assurance, are hereby incorporated by reference into this prospectus supplement and are deemed to be a part of this prospectus supplement. Any statement contained in a document incorporated in this prospectus supplement by reference will be modified or superseded for the purposes of this prospectus supplement to the extent that the statement is modified or superseded by this prospectus supplement or by any other document incorporated by reference into this prospectus supplement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

     All information related to Ambac Assurance and its subsidiaries, including the financial statements of Ambac Assurance and its subsidiaries, that is contained in documents filed by Ambac Financial Group with the SEC pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this prospectus supplement and prior to the termination of the offering of the Notes will be deemed to be incorporated by reference into this prospectus supplement and to be a part hereof from the respective dates of filing the documents.

     The following table sets forth the capitalization of Ambac Assurance and its subsidiaries as of December 31, 2000 and December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.

                  AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES
                              CAPITALIZATION TABLE

                                                             DECEMBER 31,    DECEMBER 31,
                                                                 2000            2001
                                                             ------------    ------------
                                                                    (IN MILLIONS)
Unearned premiums..........................................     $1,556          $1,790
Other liabilities..........................................        581             888
                                                                ------          ------
  Total liabilities........................................      2,137           2,678
                                                                ------          ------
Stockholder's equity:
  Common stock.............................................         82              82
  Additional paid-in capital...............................        760             928
  Accumulated other comprehensive income...................         82              81
  Retained earnings........................................      2,002           2,386
                                                                ------          ------
Total stockholder's equity.................................      2,926           3,477
                                                                ------          ------
Total liabilities and stockholder's equity.................     $5,063          $6,155
                                                                ======          ======

     For additional financial information concerning Ambac Assurance, see the audited financial statements of Ambac Assurance incorporated by reference in this prospectus supplement. Copies of the financial statements of Ambac Assurance incorporated by reference and copies of Ambac Assurance's annual statement for the year ended December 31, 2001 prepared in accordance with statutory accounting standards are available, without charge, from Ambac Assurance. The address of Ambac Assurance's administrative offices and its telephone number are One State Street Plaza, 19th Floor, New York, New York 10004 and (212) 668-0340.

     Ambac Assurance makes no representation regarding the Notes or the advisability of investing in the Notes. Ambac Assurance has not participated in the preparation of this prospectus supplement and makes no representation regarding the information contained in this prospectus supplement other than the information presented under the caption "The Policy and the Insurer" and the information contained in its financial statements incorporated in this prospectus supplement by reference.

                                    RATINGS

     We expect that Standard & Poor's and Moody's will assign the Notes ratings of "AAA" and "Aaa," respectively, conditioned upon the issuance and delivery by Ambac Assurance at the time of delivery of the Notes of the policy insuring the timely payment of the principal and interest on the Notes. The ratings reflect only the views of those rating agencies, and an explanation of the significance of the ratings may be obtained from the rating agencies at the following addresses: Standard & Poor's, a Division of The McGraw-Hill Companies, Inc., 55 Water Street, New York, New York 10041, and Moody's Investors Service, Inc., 99 Church Street, New York, New York 10007.

     A security rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn at any time by the rating agency. Each rating assigned to the Notes should be evaluated independently of any other rating. A rating agency is not obligated to maintain its rating on the Notes, and accordingly, we cannot assure you that a rating assigned to the Notes upon initial issuance will not be revised or withdrawn by a rating agency at any time thereafter. If a rating of the Notes is revised or withdrawn, the liquidity of the Notes may be materially adversely affected. In general, ratings address credit risk and the likelihood of payment in full of the Notes at maturity, as well as the timely payment of interest.

     At present, each of Standard & Poor's and Moody's maintains four categories of investment grade ratings. Standard & Poor's investment grade ratings are AAA, AA, A and BBB, and Moody's investment grade ratings are Aaa, Aa, A and Baa. Standard & Poor's defines "AAA" as the highest rating assigned to a debt obligation. Moody's defines "Aaa" as representing the best quality debt obligation carrying the smallest degree of investment risk.

                                  UNDERWRITING

     We and the underwriters for the offering named below have entered into an underwriting agreement with respect to the Notes. Subject to certain conditions, each underwriter has severally agreed to purchase the principal amount of Notes indicated in the following table:

                                                              PRINCIPAL AMOUNT
UNDERWRITERS                                                      OF NOTES
------------                                                  ----------------
Goldman, Sachs & Co. .......................................    $ 42,000,000
Edward D. Jones & Co., L.P. ................................     145,500,000
First Union Securities, Inc. ...............................      30,000,000
RBC Dain Rauscher Inc. .....................................      16,250,000
SunTrust Capital Markets, Inc. .............................      16,250,000
                                                                ------------
  Total.....................................................    $250,000,000
                                                                ============

     The underwriters are committed to take and pay for all of the Notes being offered, if any are taken.

     Notes sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any Notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to 2.25% of the principal amount of Notes. Any such securities dealers may resell any Notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to 1.00% of the principal amount of Notes. If all the Notes are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms.

     The Notes are a new issue of securities with no established trading market. We have been advised by the underwriters that the underwriters intend to make a market in the Notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes.

     In connection with the offering, the underwriters may purchase and sell the Notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater aggregate principal amount of Notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the Notes while the offering is in progress.

     The underwriters also may impose a penalty bid. The underwriters have advised us that this occurs when a particular underwriter repays to the other underwriters a portion of the underwriting discount received by it because the other underwriters have repurchased Notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

     These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the Notes. As a result, the price of the Notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

     The expenses of the offering, not including the underwriting discount, are estimated to be approximately $161,000. We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

     Goldman, Sachs & Co., Edward D. Jones & Co., L.P., First Union Securities, Inc., RBC Dain Rauscher Inc. and SunTrust Capital Markets, Inc. and their affiliates have in the past and may in the future provide us with financial advisory and other services.

     First Union Securities, Inc., a subsidiary of Wachovia Corporation, conducts its investment banking, institutional, and capital markets businesses under the trade name Wachovia Securities. Any references to

"Wachovia Securities" in this prospectus supplement, however, do not include Wachovia Securities, Inc., a separate broker-dealer subsidiary of Wachovia Corporation.

                                 LEGAL MATTERS

     Certain legal matters with respect to the offering of the Notes will be passed on for us by Edward M. Marsh, Jr., Esq., who is our Deputy General Counsel and Assistant Secretary, and by Simpson Thacher & Bartlett, New York, New York, and for the underwriters by Sidley Austin Brown & Wood LLP, New York, New York. In rendering their opinions, Simpson Thacher & Bartlett and Sidley Austin Brown & Wood LLP will rely upon Mr. Marsh as to all matters of North Carolina law. As of December 31, 2001, Mr. Marsh owned 9,918 shares of our common stock or common stock units and options to purchase 36,350 shares, 5,850 of which were exercisable.

                                    EXPERTS

     The consolidated financial statements and the related financial statement schedule of Duke Energy incorporated in this prospectus supplement by reference from Duke Energy's annual report on Form 10-K for the year ended December 31, 2001 have been audited by Deloitte & Touche LLP, as independent auditors, as stated in their report, which is incorporated in the accompanying prospectus by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements of Ambac Assurance Corporation and its subsidiaries as of December 31, 2001 and 2000 and for each of the years in the three year period ended December 31, 2001, are incorporated by reference in this prospectus supplement and in the registration statement, in reliance on the report of KPMG LLP, independent certified public accountants, incorporated by reference in this prospectus supplement, and upon the authority of that firm as experts in accounting and auditing.

                    APPENDIX A -- FORM OF REDEMPTION REQUEST

                            DUKE ENERGY CORPORATION

    $250,000,000 6.60% Insured Quarterly Senior Notes due 2022 (the "Notes")

                             CUSIP NO. 264399 EA 0

     The undersigned,                (the "Participant"), does hereby certify,
pursuant to the provisions of that certain Senior Indenture dated as of September 1, 1998, as amended, modified or supplemented from time to time (the "Indenture"), between Duke Energy Corporation (the "Issuer") and JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank), as trustee (the "Trustee"), to The Depository Trust Company (the "Depositary"), to the Issuer and to the Trustee that:

          1. [Name of deceased Beneficial Owner] is deceased.

          2. [Name of deceased Beneficial Owner] had a $          interest in
     the above-referenced Notes.

          3. [Name of Representative] is [Beneficial Owner's personal representative/other person authorized to represent the estate of the Beneficial Owner/surviving joint tenant/surviving tenant by the entirety/trustee of a trust] of [Name of deceased Beneficial Owner] and has delivered to the undersigned a request for redemption in form satisfactory
     to the undersigned, requesting that $          principal amount of said
     Notes be redeemed pursuant to said Indenture. The documents accompanying such request, all of which are in proper form, are in all respects satisfactory to the undersigned and [Name of Representative] is entitled to have the Notes to which this redemption request relates redeemed.

          4. The Participant holds the interest in the Notes with respect to which this redemption request is being made on behalf of [Name of deceased Beneficial Owner].

          5. The Participant hereby certifies that it will indemnify and hold harmless the Depositary, the Trustee and the Issuer (including their respective officers, directors, agents, attorneys and employees), against all damages, loss, cost, expense (including reasonable attorneys' and accountants' fees), obligations, claims or liability incurred by the indemnified party or parties as a result of or in connection with the redemption of Notes to which this redemption request relates. The Participant will, at the request of the Issuer, forward to the Issuer a copy of the documents submitted by [Name of Representative] in support of the request for redemption.

     IN WITNESS WHEREOF, the undersigned has executed this redemption request as
of           , 20     .

                                          [PARTICIPANT NAME]

                                          By:
                                             Name:
                                             Title:

                     APPENDIX B -- FORM OF INSURANCE POLICY

[AMBAC ENERGY LOGO]                                     Ambac Assurance Corporation
                                                        One State Street Plaza, 15th Floor
FINANCIAL GUARANTY INSURANCE POLICY                     New York, New York 10004
                                                        Telephone: (212) 665-0340
Obligor:                                                Policy Number:
Obligations:                                            Premium:

SPECIMEN

     Ambac Assurance Corporation ("Ambac"), a Wisconsin stock insurance corporation, in consideration of the payment of the premium and subject to the terms of this Policy, hereby agrees to pay to The Bank of New York, as trustee, or its successor (the "Insurance Trustee"), for the benefit of the Holders, that portion of the principal of and interest on the above-described obligations (the "Obligations") which shall become Due for Payment but shall be unpaid by reason of Nonpayment by the Obligor.

     Ambac will make such payments to the Insurance Trustee within one (1) business day following written notification to Ambac of Nonpayment. Upon a Holder's presentation and surrender to the Insurance Trustee of such unpaid Obligations or related coupons, uncanceled and in bearer form and free of any adverse claim, the Insurance Trustee will disburse to the Holder the amount of principal and interest which is then Due for Payment but is unpaid. Upon such disbursement, Ambac shall become the owner of the surrendered Obligations and/or coupons and shall be fully subrogated to all of the Holder's rights to payment thereon.

     In cases where the Obligations are issued in registered form, the Insurance Trustee shall disburse principal to a Holder only upon presentation and surrender to the Insurance Trustee of the unpaid Obligation, uncanceled and free of any adverse claim, together with an instrument of assignment, in form satisfactory to Ambac and the Insurance Trustee duly executed by the Holder or such Holder's duly authorized representative, so as to permit ownership of such Obligation to be registered in the name of Ambac or its nominee. The Insurance Trustee shall disburse interest to a Holder of a registered Obligation only upon presentation to the Insurance Trustee of proof that the claimant is the person entitled to the payment of interest on the Obligation and delivery to the Insurance Trustee of an instrument of assignment, in form satisfactory to Ambac and the Insurance Trustee, duly executed by the Holder or such Holder's duly authorized representative, transferring to Ambac all rights under such Obligation to receive the interest in respect of which the insurance disbursement was made, Ambac shall be subrogated to all of the Holder's rights to payment on registered Obligations to the extent of any insurance disbursements so made.

     In the event that a trustee or paying agent for the Obligations has notice that any payment of principal of or interest on an Obligation which has become Due for Payment and which is made to a Holder by or on behalf of the Obligor has been deemed a preferential transfer and theretofore recovered from the Holder pursuant to the United States Bankruptcy Code in accordance with a final, nonappealable order of a court of competent jurisdiction, such Holder will be entitled to payment from Ambac to the extent of such recovery, if sufficient funds are not otherwise available.

     As used herein, the term "Holder" means any person other than (i) the Obligor or (ii) any person whose obligations constitute the underlying security or source of payment for the Obligations who, at the time of Nonpayment, is the owner of an Obligation or of a coupon relating to an Obligation. As used herein, "Due for Payment," when referring to the principal of Obligations, is when a scheduled maturity date or mandatory redemption date for the application of a required sinking fund installment has been reached and does not refer to any earlier date on which payment is due by reason of call for redemption

(other than by application of required sinking fund installments), acceleration or other advancement of maturity; and, when referring to interest on the Obligations, is when the scheduled date for payment of interest has been reached. As used herein, the term "Nonpayment" means the failure of the Obligor to have provided sufficient funds to the trustee or paying agent for payment in full of all principal of and interest on the Obligations that are Due for Payment.

     This Policy is noncancelable. The premium on this Policy is not refundable for any reason, including payment of the Obligations prior to maturity. This Policy does not insure against loss of any prepayment or other acceleration payment that at any time may become due in respect of any Obligation, other than at the sole option of Ambac, nor against any risk other than Nonpayment.

     In witness whereof, Ambac has caused this Policy to be affixed with a facsimile of its corporate seal and to be signed by its duly authorized officers in facsimile to become effective as its original seal and signatures and binding upon Ambac by virtue of the countersignature of its duly authorized representative.

/s/ ROBERT J. GENADER
---------------------------------------------------
President                         [AMBAC SEAL]

                                                         /s/ ANNE G. GILL
                                                         --------------------------------------------------------
                                                         Secretary
Effective Date                                           Authorized Representative
THE BANK OF NEW YORK                                     /s/ NORAIDA LAURO
acknowledges that it has agreed                          --------------------------------------------------------
to perform the duties of Insurance                       Authorized Officer of Insurance Trustee
Trustee under this Policy
Form No. 2B-0012 (1/01)

PROSPECTUS

                                 $2,000,000,000

                            DUKE ENERGY CORPORATION

                                  SENIOR NOTES
                           JUNIOR SUBORDINATED NOTES
                       FIRST AND REFUNDING MORTGAGE BONDS
                                  COMMON STOCK
                            STOCK PURCHASE CONTRACTS
                              STOCK PURCHASE UNITS

                             ----------------------

                         DUKE ENERGY CAPITAL TRUST III

                          DUKE ENERGY CAPITAL TRUST IV

                          DUKE ENERGY CAPITAL TRUST V

                           TRUST PREFERRED SECURITIES
                 GUARANTEED, TO THE EXTENT DESCRIBED HEREIN, BY

                            DUKE ENERGY CORPORATION

                             ----------------------

     This prospectus contains summaries of the general terms of these securities. You will find the specific terms of these securities, and the manner in which they are being offered, in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest.

     The Common Stock of Duke Energy is listed on the New York Stock Exchange under the symbol "DUK."

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                    This prospectus is dated April 24, 2001.

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that Duke Energy, Duke Energy Capital Trust III, Duke Energy Capital Trust IV and Duke Energy Capital Trust V filed with the SEC utilizing a "shelf" registration process. Under the shelf registration process, Duke Energy may issue Senior Notes, Junior Subordinated Notes, First and Refunding Mortgage Bonds, Common Stock, Stock Purchase Contracts and Stock Purchase Units and the Trusts may issue Preferred Securities in one or more offerings up to a total dollar amount of $2,000,000,000.

     This prospectus provides general descriptions of the securities Duke Energy and the Trusts may offer. Each time securities are sold, a prospectus supplement will provide specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. The registration statement filed with the SEC includes exhibits that provide more details about the matters discussed in this prospectus. You should read this prospectus, the related exhibits filed with the SEC and any prospectus supplement, together with the additional information described under the caption "Where You Can Find More Information."

                            DUKE ENERGY CORPORATION

     Duke Energy, together with its subsidiaries, is an integrated energy and energy services provider with the ability to offer physical delivery and management of both electricity and natural gas throughout the United States and abroad. Duke Energy, directly or through its subsidiaries, provides these and other services through seven business segments:

     - Franchised Electric

     - Natural Gas Transmission

     - Field Services

     - North American Wholesale Energy

     - International Energy

     - Other Energy Services

     - Duke Ventures

     Franchised Electric generates, transmits, distributes and sells electric energy in central and western North Carolina and the western portion of South Carolina. Its operations are conducted primarily through Duke Power and Nantahala Power and Light.

     Natural Gas Transmission provides interstate transportation and storage of natural gas for customers primarily in the Mid-Atlantic, New England and southeastern states. Its operations are conducted primarily through Duke Energy Gas Transmission Corporation.

     Field Services gathers, processes, transports, markets and stores natural gas and produces, transports, markets and stores natural gas liquids. Its operations are conducted primarily through Duke Energy Field Services, LLC, a limited liability company that is approximately 30% owned by Phillips Petroleum Company. Field Services operates gathering systems in western Canada and eleven contiguous states that serve major natural gas-producing regions in the Rocky Mountains, Permian Basin, Mid-Continent, East Texas-Austin Chalk-North Louisiana areas and onshore and offshore Gulf Coast areas.

     North American Wholesale Energy's activities include asset development, operation and management of electric power generation facilities, primarily through Duke Energy North America, LLC, and commodity sales and services related to natural gas and electricity, primarily through Duke Energy Trading and Marketing, LLC, a limited liability company that is approximately 40% owned by Exxon Mobil Corporation. This segment also includes Duke Energy Merchants, which develops new business lines in the evolving energy commodity markets. North American Wholesale Energy conducts its business throughout the United States and Canada.

     International Energy conducts its operations through Duke Energy International, LLC. International Energy's activities include asset development, operation and management of natural gas and electric power generation facilities and energy trading and marketing of natural gas and electricity. These activities are focused on the Latin American, Asia Pacific and European regions.

     Other Energy Services is a combination of businesses that provide engineering, consulting, construction and integrated energy solutions worldwide, primarily through Duke Engineering & Services, Inc., Duke/Fluor Daniel and DukeSolutions, Inc. Duke/Fluor Daniel is a 50/50 partnership between Duke Energy and Fluor Enterprises, Inc.

     Duke Ventures is comprised of other diverse businesses, primarily operating through Crescent Resources, Inc., DukeNet Communications, LLC and Duke Capital Partners. Crescent Resources develops high-quality commercial, residential and multi-family real estate projects and manages land holdings primarily in the southeastern United States. DukeNet Communications provides fiber optic networks for industrial, commercial and residential customers. Duke Capital Partners, a wholly owned merchant finance company, provides financing, investment banking and asset management services to wholesale and commercial energy markets.

     The foregoing information about Duke Energy and its business segments is only a general summary and is not intended to be comprehensive. For additional information about Duke Energy and its business segments, you should refer to the information described under the caption "Where You Can Find More Information."

     Duke Energy's principal executive offices are located at 526 South Church Street, Charlotte, North Carolina 28202 (telephone (704) 594-6200).

                       RATIO OF EARNINGS TO FIXED CHARGES
                                  (UNAUDITED)

                                                        YEAR ENDED DECEMBER 31,
                                               ------------------------------------------
                                               2000    1999    1998    1997(1)    1996(1)
                                               ----    ----    ----    -------    -------
Ratio of Earnings to Fixed Charges...........  3.8     2.9     4.7       4.1        4.3

     For purposes of this ratio (a) earnings consist of income from continuing operations before income taxes and fixed charges, and (b) fixed charges consist of all interest deductions and the interest component of rentals.
---------------
(1) Data reflects accounting for the stock-for-stock merger of Duke Energy and PanEnergy Corp on June 18, 1997 as a pooling of interests. As a result, the data gives effect to the merger as if it had occurred as of January 1, 1996.

                                USE OF PROCEEDS

     Unless Duke Energy states otherwise in the accompanying prospectus supplement, Duke Energy intends to use the net proceeds from the sale of any offered securities:

     - to redeem or purchase from time to time presently outstanding securities when it anticipates those transactions will result in an overall cost savings;

     - to repay maturing securities;

     - to finance its ongoing construction program; or

     - for general corporate purposes.

     The proceeds from the sale of Preferred Securities by a Trust will be invested in Junior Subordinated Notes issued by Duke Energy. Except as Duke Energy may otherwise describe in the related prospectus supplement, Duke Energy expects to use the net proceeds from the sale of such Junior Subordinated Notes to the applicable Trust for the above purposes.

                                   THE TRUSTS

     Duke Energy formed each Trust as a statutory business trust under Delaware law. Each Trust's business is defined in a trust agreement executed by Duke Energy, as depositor, and Chase Manhattan Bank USA, National Association. Each trust agreement will be amended when Preferred Securities are issued under it and will be in substantially the form filed as an exhibit to the registration statement, of which this prospectus is a part. An amended trust agreement is called a "Trust Agreement" in this prospectus.

     The Preferred Securities and the Common Securities of each Trust represent undivided beneficial interests in the assets of that Trust. The Preferred Securities and the Common Securities together are sometimes called the "Trust Securities" in this prospectus.

     The trustees of each Trust will conduct that Trust's business and affairs. Duke Energy, as the holder of the Common Securities of each Trust, will appoint the trustees of that Trust. The trustees of each Trust will consist of:

     - two officers of Duke Energy as Administrative Trustees;

     - The Chase Manhattan Bank as Property Trustee; and

     - Chase Manhattan Bank USA, National Association as Delaware Trustee.

     The prospectus supplement relating to the Preferred Securities of a Trust will provide further information concerning that Trust.

     No separate financial statements of any Trust are included in this prospectus. Duke Energy considers that such statements would not be material to holders of the Preferred Securities because no Trust has any independent operations and the sole purpose of each Trust is investing the proceeds of the sale of its Trust Securities in Junior Subordinated Notes. Duke Energy does not expect that any of the Trusts will be filing annual, quarterly or special reports with the SEC.

     The principal place of business of each Trust will be c/o Duke Energy Corporation, 526 South Church Street, Charlotte, North Carolina 28202, telephone
(704) 594-6200.

ACCOUNTING TREATMENT

     Each Trust will be treated as a subsidiary of Duke Energy for financial reporting purposes. Accordingly, Duke Energy's consolidated financial statements will include the accounts of each Trust. The Preferred Securities, along with other trust preferred securities that Duke Energy guarantees on an equivalent basis, will be presented as a separate line item in Duke Energy's consolidated balance sheets, entitled "Guaranteed Preferred Beneficial Interests in Subordinated Notes of Duke Energy Corporation or Subsidiaries." Duke Energy will record distributions that each Trust pays on the Preferred Securities as an expense in its consolidated statement of income.

                        DESCRIPTION OF THE SENIOR NOTES

     Duke Energy will issue the Senior Notes in one or more series under its Senior Indenture dated as of September 1, 1998 between Duke Energy and The Chase Manhattan Bank, as Trustee, as supplemented from time to time. The Senior Indenture is an exhibit to the registration statement, of which this prospectus is a part.

     The Senior Notes are unsecured and unsubordinated obligations and will rank equally with all of Duke Energy's other unsecured and unsubordinated indebtedness. The First and Refunding Mortgage Bonds are effectively senior to the Senior Notes to the extent of the value of the properties securing them. As of March 31, 2001, there were approximately $1,568,000,000 of First and Refunding Mortgage Bonds outstanding.

     Duke Energy conducts its non-electric operations, and certain of its electric operations outside its service area in the Carolinas, through subsidiaries. Accordingly, its ability to meet its obligations under the Senior Notes is partly dependent on the earnings and cash flows of those subsidiaries and the ability of those subsidiaries to pay dividends or to advance or repay funds to Duke Energy. In addition, the rights that Duke Energy and its creditors would have to participate in the assets of any such subsidiary upon the subsidiary's liquidation or recapitalization will be subject to the prior claims of the subsidiary's creditors. Certain of Duke Energy's subsidiaries have incurred substantial amounts of debt in the expansion of their businesses, and Duke Energy anticipates that certain of its subsidiaries will do so in the future.

     The following description of the Senior Notes is only a summary and is not intended to be comprehensive. For additional information you should refer to the Senior Indenture.

GENERAL

     The Senior Indenture does not limit the amount of Senior Notes that Duke Energy may issue under it. Duke Energy may issue Senior Notes from time to time under the Senior Indenture in one or more series by entering into supplemental indentures or by its Board of Directors or a duly authorized committee authorizing the issuance. The form of supplemental indenture to the Senior Indenture is an exhibit to the registration statement, of which this prospectus is a part.

     The Senior Notes of a series need not be issued at the same time, bear interest at the same rate or mature on the same date.

     The Senior Indenture does not protect the holders of Senior Notes if Duke Energy engages in a highly leveraged transaction.

PROVISIONS APPLICABLE TO PARTICULAR SERIES

     The prospectus supplement for a particular series of Senior Notes being offered will disclose the specific terms related to the offering, including the price or prices at which the Senior Notes to be offered will be issued. Those terms may include some or all of the following:

     - the title of the series;

     - the total principal amount of the Senior Notes of the series;

     - the date or dates on which principal is payable or the method for determining the date or dates, and any right that Duke Energy has to change the date on which principal is payable;

     - the interest rate or rates, if any, or the method for determining the rate or rates, and the date or dates from which interest will accrue;

     - any interest payment dates and the regular record date for the interest payable on each interest payment date, if any;

     - whether Duke Energy may extend the interest payment periods and, if so, the terms of the extension;

     - the place or places where payments will be made;

     - whether Duke Energy has the option to redeem the Senior Notes and, if so, the terms of its redemption option;

     - any obligation that Duke Energy has to redeem the Senior Notes through a sinking fund or to purchase the Senior Notes through a purchase fund or at the option of the holder;

     - whether the provisions described under "Defeasance and Covenant Defeasance" will not apply to the Senior Notes;

     - the currency in which payments will be made if other than U.S. dollars, and the manner of determining the equivalent of those amounts in U.S. dollars;

     - if payments may be made, at Duke Energy's election or at the holder's election, in a currency other than that in which the Senior Notes are stated to be payable, then the currency in which those payments may be made, the terms and conditions of the election and the manner of determining those amounts;

     - the portion of the principal payable upon acceleration of maturity, if other than the entire principal;

     - whether the Senior Notes will be issuable as global securities and, if so, the securities depositary;

     - any changes in the events of default or covenants with respect to the Senior Notes;

     - any index or formula used for determining principal, premium or interest;

     - if the principal payable on the maturity date will not be determinable on one or more dates prior to the maturity date, the amount which will be deemed to be such principal amount or the manner of determining it; and

     - any other terms.

     Unless Duke Energy states otherwise in the applicable prospectus supplement, Duke Energy will issue the Senior Notes only in fully registered form without coupons, and there will be no service charge for any registration of transfer or exchange of the Senior Notes. Duke Energy may, however, require payment to cover any tax or other governmental charge payable in connection with any transfer or exchange. Subject to the terms of the Senior Indenture and the limitations applicable to global securities, transfers and exchanges of the Senior Notes may be made at The Chase Manhattan Bank, 55 Water Street, New York, New York 10041 or at any other office or agency maintained by Duke Energy for such purpose.

     The Senior Notes will be issuable in denominations of $1,000 and any integral multiples of $1,000, unless Duke Energy states otherwise in the applicable prospectus supplement.

     Duke Energy may offer and sell the Senior Notes, including original issue discount Senior Notes, at a substantial discount below their principal amount. The applicable prospectus supplement will describe special United States federal income tax and any other considerations applicable to those securities. In addition, the applicable prospectus supplement may describe certain special United States federal income tax or other considerations, if any, applicable to any Senior Notes that are denominated in a currency other than U.S. dollars.

GLOBAL SECURITIES

     Duke Energy may issue some or all of the Senior Notes as book-entry securities. Any such book-entry securities will be represented by one or more fully registered global securities. Duke Energy will register each global security with or on behalf of a securities depositary identified in the applicable prospectus supplement. Each global security will be deposited with the securities depositary or its nominee or a custodian for the securities depositary.

     As long as the securities depositary or its nominee is the registered holder of a global security representing Senior Notes, that person will be considered the sole owner and holder of the global security and the Senior Notes it represents for all purposes. Except in limited circumstances, owners of beneficial interests in a global security:

     - may not have the global security or any Senior Notes it represents registered in their names;

     - may not receive or be entitled to receive physical delivery of certificated Senior Notes in exchange for the global security; and

     - will not be considered the owners or holders of the global security or any Senior Notes it represents for any purposes under the Senior Notes or the Senior Indenture.

     Duke Energy will make all payments of principal and any premium and interest on a global security to the securities depositary or its nominee as the holder of the global security. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global security.

     Ownership of beneficial interests in a global security will be limited to institutions having accounts with the securities depositary or its nominee, which are called "participants" in this discussion, and to persons that hold beneficial interests through participants. When a global security representing Senior Notes is issued, the securities depositary will credit on its book entry, registration and transfer system the principal amounts of Senior Notes the global security represents to the accounts of its participants. Ownership of beneficial interests in a global security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by:

     - the securities depositary, with respect to participants' interests; and

     - any participant, with respect to interests the participant holds on behalf of other persons.

     Payments participants make to owners of beneficial interests held through those participants will be the responsibility of those participants. The securities depositary may from time to time adopt various policies and procedures governing payments, transfers, exchanges and other matters relating to beneficial interests in a global security. None of the following will have any responsibility or liability for any aspect of the securities depositary's or any participant's records relating to beneficial interests in a global security representing Senior Notes, for payments made on account of those beneficial interests or for maintaining, supervising or reviewing any records relating to those beneficial interests:

     - Duke Energy;

     - the Senior Indenture Trustee; or

     - an agent of either of them.

REDEMPTION

     Provisions relating to the redemption of Senior Notes will be set forth in the applicable prospectus supplement. Unless Duke Energy states otherwise in the applicable prospectus supplement, Duke Energy may redeem Senior Notes only upon notice mailed at least 30 but not more than 60 days before the date fixed for redemption. Unless Duke Energy states otherwise in the applicable prospectus supplement, that notice may state that the redemption will be conditional upon the Senior Indenture Trustee, or the applicable paying agent, receiving sufficient funds to pay the principal, premium and interest on those Senior Notes on the date fixed for redemption and that if the Senior Indenture Trustee or the applicable paying agent does not receive those funds, the redemption notice will not apply, and Duke Energy will not be required to redeem those Senior Notes.

     Duke Energy will not be required to:

     - issue, register the transfer of, or exchange any Senior Notes of a series during the period beginning 15 days before the date the notice is mailed identifying the Senior Notes of that series that have been selected for redemption; or

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

     - register the transfer of or exchange any Senior Note of that series selected for redemption except the unredeemed portion of a Senior Note being partially redeemed.

CONSOLIDATION, MERGER, CONVEYANCE OR TRANSFER

     The Senior Indenture provides that Duke Energy may consolidate or merge with or into, or convey or transfer all or substantially all of its properties and assets to, another corporation or other entity. Any successor must, however, assume Duke Energy's obligations under the Senior Indenture and the Senior Notes issued under it, and Duke Energy must deliver to the Senior Indenture Trustee a statement by certain of its officers and an opinion of counsel that affirm compliance with all conditions in the Senior Indenture relating to the transaction. When those conditions are satisfied, the successor will succeed to and be substituted for Duke Energy under the Senior Indenture, and Duke Energy will be relieved of its obligations under the Senior Indenture and the Senior Notes.

MODIFICATION; WAIVER

     Duke Energy may modify the Senior Indenture with the consent of the holders of a majority in principal amount of the outstanding Senior Notes of all series of Senior Notes that are affected by the modification, voting as one class. The consent of the holder of each outstanding Senior Note affected is, however, required to:

     - change the maturity date of the principal or any installment of principal or interest on that Senior Note;

     - reduce the principal amount, the interest rate or any premium payable upon redemption on that Senior Note;

     - reduce the amount of principal due and payable upon acceleration of maturity;

     - change the currency of payment of principal, premium or interest on that Senior Note;

     - impair the right to institute suit to enforce any such payment on or after the maturity date or redemption date;

     - reduce the percentage in principal amount of Senior Notes of any series required to modify the Senior Indenture, waive compliance with certain restrictive provisions of the Senior Indenture or waive certain defaults; or

     - with certain exceptions, modify the provisions of the Senior Indenture governing modifications of the Senior Indenture or governing waiver of covenants or past defaults.

In addition, Duke Energy may modify the Senior Indenture for certain other purposes, without the consent of any holders of Senior Notes.

     The holders of a majority in principal amount of the outstanding Senior Notes of any series may waive, for that series, Duke Energy's compliance with certain restrictive provisions of the Senior Indenture, including the covenant described under "Negative Pledge." The holders of a majority in principal amount of the outstanding Senior Notes of all series under the Senior Indenture with respect to which a default has occurred and is continuing, voting as one class, may waive that default for all those series, except a default in the payment of principal or any premium or interest on any Senior Note or a default with respect to a covenant or provision which cannot be modified without the consent of the holder of each outstanding Senior Note of the series affected.

EVENTS OF DEFAULT

     The following are events of default under the Senior Indenture with respect to any series of Senior Notes, unless Duke Energy states otherwise in the applicable prospectus supplement:

     - failure to pay principal of or any premium on any Senior Note of that series when due;

     - failure to pay when due any interest on any Senior Note of that series that continues for 60 days; for this purpose, the date on which interest is due is the date on which Duke Energy is required to make payment following any deferral of interest payments by it under the terms of Senior Notes that permit such deferrals;

     - failure to make any sinking fund payment when required for any Senior Note of that series that continues for 60 days;

     - failure to perform any covenant in the Senior Indenture (other than a covenant expressly included solely for the benefit of other series) that continues for 90 days after the Senior Indenture Trustee or the holders of at least 33% of the outstanding Senior Notes of that series give Duke Energy written notice of the default; and

     - certain bankruptcy, insolvency or reorganization events with respect to Duke Energy.

In the case of the fourth event of default listed above, the Senior Indenture Trustee may extend the grace period. In addition, if holders of a particular series have given a notice of default, then holders of at least the same percentage of Senior Notes of that series, together with the Senior Indenture Trustee, may also extend the grace period. The grace period will be automatically extended if Duke Energy has initiated and is diligently pursuing corrective action.

     Duke Energy may establish additional events of default for a particular series and, if established, any such events of default will be described in the applicable prospectus supplement.

     If an event of default with respect to Senior Notes of a series occurs and is continuing, then the Senior Indenture Trustee or the holders of at least 33% in principal amount of the outstanding Senior Notes of that series may declare the principal amount of all Senior Notes of that series to be immediately due and payable. However, that event of default will be considered waived at any time after the declaration but before a judgment for payment of the money due has been obtained if:

     - Duke Energy has paid or deposited with the Senior Indenture Trustee all overdue interest, the principal and any premium due otherwise than by the declaration and any interest on such amounts, and any interest on overdue interest, to the extent legally permitted, in each case with respect to that series, and all amounts due to the Senior Indenture Trustee; and

     - all events of default with respect to that series, other than the nonpayment of the principal that became due solely by virtue of the declaration, have been cured or waived.

     The Senior Indenture Trustee is under no obligation to exercise any of its rights or powers at the request or direction of any holders of Senior Notes unless those holders have offered the Senior Indenture Trustee security or indemnity against the costs, expenses and liabilities which it might incur as a result. The holders of a majority in principal amount of the outstanding Senior Notes of any series have, with certain exceptions, the right to direct the time, method and place of conducting any proceedings for any remedy available to the Senior Indenture Trustee or the exercise of any power of the Senior Indenture Trustee with respect to those Senior Notes. The Senior Indenture Trustee may withhold notice of any default, except a default in the payment of principal or interest, from the holders of any series if the Senior Indenture Trustee in good faith considers it in the interest of the holders to do so.

     The holder of any Senior Note will have an absolute and unconditional right to receive payment of the principal, any premium and, within certain limitations, any interest on that Senior Note on its maturity date or redemption date and to enforce those payments.

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

     Duke Energy is required to furnish each year to the Senior Indenture Trustee a statement by certain of its officers to the effect that it is not in default under the Senior Indenture or, if there has been a default, specifying the default and its status.

PAYMENTS; PAYING AGENT

     The paying agent will pay the principal of any Senior Notes only if those Senior Notes are surrendered to it. The paying agent will pay interest on Senior Notes issued as global securities by wire transfer to the holder of those global securities. Unless Duke Energy states otherwise in the applicable prospectus supplement, the paying agent will pay interest on Senior Notes that are not in global form at its office or, at Duke Energy's option:

     - by wire transfer to an account at a banking institution in the United States that is designated in writing to the Senior Indenture Trustee at least 16 days prior to the date of payment by the person entitled to that interest; or

     - by check mailed to the address of the person entitled to that interest as that address appears in the security register for those Senior Notes.

     Unless Duke Energy states otherwise in the applicable prospectus supplement, the Senior Indenture Trustee will act as paying agent for that series of Senior Notes, and the principal corporate trust office of the Senior Indenture Trustee will be the office through which the paying agent acts. Duke Energy may, however, change or add paying agents or approve a change in the office through which a paying agent acts.

     Any money that Duke Energy has paid to a paying agent for principal or interest on any Senior Notes which remains unclaimed at the end of two years after that principal or interest has become due will be repaid to Duke Energy at its request. After repayment to Duke Energy, holders should look only to Duke Energy for those payments.

NEGATIVE PLEDGE

     While any of the Senior Notes remain outstanding, Duke Energy will not create, or permit to be created or to exist, any mortgage, lien, pledge, security interest or other encumbrance upon any of its property, whether owned on or acquired after the date of the Senior Indenture, to secure any indebtedness for borrowed money of Duke Energy, unless the Senior Notes then outstanding are equally and ratably secured for so long as any such indebtedness is so secured.

     The foregoing restriction does not apply with respect to, among other things:

     - purchase money mortgages, or other purchase money liens, pledges, security interests or encumbrances upon property that Duke Energy acquired after the date of the Senior Indenture;

     - mortgages, liens, pledges, security interests or other encumbrances existing on any property at the time Duke Energy acquired it, including those which exist on any property of an entity with which Duke Energy is consolidated or merged or which transfers or leases all or substantially all of its properties to Duke Energy;

     - mortgages, liens, pledges, security interests or other encumbrances upon any property of Duke Energy that existed on the date of the initial issuance of the Senior Notes;

     - pledges or deposits to secure performance in connection with bids, tenders, contracts (other than contracts for the payment of money) or leases to which Duke Energy is a party;

     - liens created by or resulting from any litigation or proceeding which at the time is being contested in good faith by appropriate proceedings;

     - liens incurred in connection with the issuance of bankers' acceptances and lines of credit, bankers' liens or rights of offset and any security given in the ordinary course of business to banks or others to secure any indebtedness payable on demand or maturing within 12 months of the date that such indebtedness is originally incurred;

     - liens incurred in connection with repurchase, swap or other similar agreements (including commodity price, currency exchange and interest rate protection agreements);

     - liens securing industrial revenue or pollution control bonds;

     - liens, pledges, security interests or other encumbrances on any property arising in connection with any defeasance, covenant defeasance or in-substance defeasance of indebtedness of Duke Energy;

     - liens created in connection with, and created to secure, a non-recourse obligation;

     - Bonds issued or to be issued from time to time under Duke Energy's First and Refunding Mortgage, and the "permitted liens" specified in Duke Energy's First and Refunding Mortgage;

     - indebtedness which Duke Energy may issue in connection with its consolidation or merger with or into any other entity, which may be its affiliate, in exchange for or otherwise in substitution for secured indebtedness of that entity ("Third Party Debt") which by its terms (1) is secured by a mortgage on all or a portion of the property of that entity, (2) prohibits that entity from incurring secured indebtedness, unless the Third Party Debt is secured equally and ratably with such secured indebtedness or (3) prohibits that entity from incurring secured indebtedness;

     - indebtedness of any entity which Duke Energy is required to assume in connection with a consolidation or merger of that entity, with respect to which any property of Duke Energy is subjected to a mortgage, lien, pledge, security interest or other encumbrance;

     - mortgages, liens, pledges, security interests or other encumbrances upon any property that Duke Energy acquired, constructed, developed or improved after the date of the Senior Indenture which are created before, at the time of, or within 18 months after such acquisition -- or in the case of property constructed, developed or improved, after the completion of the construction, development or improvement and commencement of full commercial operation of that property, whichever is later -- to secure or provide for the payment of any part of its purchase price or cost; provided that, in the case of such construction, development or improvement, the mortgages, liens, pledges, security interests or other encumbrances shall not apply to any property that Duke Energy owns other than real property that is unimproved up to that time; and

     - the replacement, extension or renewal of any mortgage, lien, pledge, security interest or other encumbrance described above; or the replacement, extension or renewal (not exceeding the principal amount of indebtedness so secured together with any premium, interest, fee or expense payable in connection with any such replacement, extension or renewal) of the indebtedness so secured; provided that such replacement, extension or renewal is limited to all or a part of the same property that secured the mortgage, lien, pledge, security interest or other encumbrance replaced, extended or renewed, plus improvements on it or additions or accessions to it.

In addition, Duke Energy may create or assume any other mortgage, lien, pledge, security interest or other encumbrance not excepted in the Senior Indenture without Duke Energy equally and ratably securing the Senior Notes, if immediately after that creation or assumption, the principal amount of indebtedness for borrowed money of Duke Energy that all such other mortgages, liens, pledges, security interests and other encumbrances secure does not exceed an amount equal to 10% of Duke Energy's common stockholders' equity as shown on its consolidated balance sheet for the accounting period occurring immediately before the creation or assumption of that mortgage, lien, pledge, security interest or other encumbrance.

DEFEASANCE AND COVENANT DEFEASANCE

     The Senior Indenture provides that Duke Energy may be:

     - discharged from its obligations, with certain limited exceptions, with respect to any series of Senior Notes, as described in the Senior Indenture, such a discharge being called a "defeasance" in this prospectus; and

     - released from its obligations under certain restrictive covenants especially established with respect to any series of Senior Notes, including the covenant described under "Negative Pledge," as described in the Senior Indenture, such a release being called a "covenant defeasance" in this prospectus.

Duke Energy must satisfy certain conditions to effect a defeasance or covenant defeasance. Those conditions include the irrevocable deposit with the Senior Indenture Trustee, in trust, of money or government obligations which through their scheduled payments of principal and interest would provide sufficient money to pay the principal and any premium and interest on those Senior Notes on the maturity dates of those payments or upon redemption.

     Following a defeasance, payment of the Senior Notes defeased may not be accelerated because of an event of default under the Senior Indenture. Following a covenant defeasance, the payment of Senior Notes may not be accelerated by reference to the covenants from which Duke Energy has been released. A defeasance may occur after a covenant defeasance.

     Under current United States federal income tax laws, a defeasance would be treated as an exchange of the relevant Senior Notes in which holders of those Senior Notes might recognize gain or loss. In addition, the amount, timing and character of amounts that holders would thereafter be required to include in income might be different from that which would be includible in the absence of that defeasance. Duke Energy urges investors to consult their own tax advisors as to the specific consequences of a defeasance, including the applicability and effect of tax laws other than United States federal income tax laws.

     Under current United States federal income tax law, unless accompanied by other changes in the terms of the Senior Notes, a covenant defeasance should not be treated as a taxable exchange.

CONCERNING THE SENIOR INDENTURE TRUSTEE

     The Chase Manhattan Bank is the Senior Indenture Trustee and is also the trustee under Duke Energy's Subordinated Indenture and the trustee under Duke Energy's First and Refunding Mortgage. Duke Energy and certain of its affiliates maintain deposit accounts and banking relationships with The Chase Manhattan Bank. The Chase Manhattan Bank also serves as trustee or agent under other indentures and agreements pursuant to which securities of Duke Energy and of certain of its affiliates are outstanding.

     The Senior Indenture Trustee will perform only those duties that are specifically set forth in the Senior Indenture unless an event of default under the Senior Indenture occurs and is continuing. In case an event of default occurs and is continuing, the Senior Indenture Trustee will exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs.

                  DESCRIPTION OF THE JUNIOR SUBORDINATED NOTES

     Duke Energy will issue the Junior Subordinated Notes in one or more series under its Subordinated Indenture dated as of December 1, 1997 between Duke Energy and The Chase Manhattan Bank, as Trustee, as supplemented from time to time. The Subordinated Indenture is an exhibit to the registration statement, of which this prospectus is a part.

     The Junior Subordinated Notes are unsecured obligations of Duke Energy and are junior in right of payment to "Senior Indebtedness" of Duke Energy. You may find a description of the subordination provisions of the Junior Subordinated Notes, including a description of Senior Indebtedness of Duke Energy, under "Subordination."

     Duke Energy conducts its non-electric operations, and certain of its electric operations outside its service area in the Carolinas, through subsidiaries. Accordingly, its ability to meet its obligations under the Junior Subordinated Notes is partly dependent on the earnings and cash flows of those subsidiaries and the ability of those subsidiaries to pay dividends or to advance or repay funds to Duke Energy. In addition, the rights that Duke Energy and its creditors would have to participate in the assets of any such subsidiary upon the subsidiary's liquidation or recapitalization will be subject to the prior claims of the subsidiary's creditors. Certain of Duke Energy's subsidiaries have incurred substantial amounts of debt in the expansion of their businesses and Duke Energy anticipates that certain of its subsidiaries will do so in the future.

     The following description of the Junior Subordinated Notes is only a summary and is not intended to be comprehensive. For additional information you should refer to the Subordinated Indenture.

GENERAL

     The Subordinated Indenture does not limit the amount of Subordinated Notes, including Junior Subordinated Notes, that Duke Energy may issue under it. Duke Energy may issue Subordinated Notes, including Junior Subordinated Notes, from time to time under the Subordinated Indenture in one or more series by entering into supplemental indentures or by its Board of Directors or a duly authorized committee authorizing the issuance. Two forms of supplemental indenture to the Subordinated Indenture (one with respect to Junior Subordinated Notes initially issued to a Trust and the other with respect to Junior Subordinated Notes initially issued to the public) are exhibits to the registration statement, of which this prospectus is a part.

     The Junior Subordinated Notes of a series need not be issued at the same time, bear interest at the same rate or mature on the same date.

     The Subordinated Indenture does not protect the holders of Junior Subordinated Notes if Duke Energy engages in a highly leveraged transaction.

PROVISIONS APPLICABLE TO PARTICULAR SERIES

     The prospectus supplement for a particular series of Junior Subordinated Notes being offered will disclose the specific terms related to the offering, including the price or prices at which the Junior Subordinated Notes to be offered will be issued. Those terms may include some or all of the following:

     - the title of the series;

     - the total principal amount of the Junior Subordinated Notes of the series;

     - the date or dates on which principal is payable or the method for determining the date or dates, and any right that Duke Energy has to change the date on which principal is payable;

     - the interest rate or rates, if any, or the method for determining the rate or rates, and the date or dates from which interest will accrue;

     - any interest payment dates and the regular record date for the interest payable on each interest payment date, if any;

     - whether Duke Energy may extend the interest payment periods and, if so, the terms of the extension;

     - the place or places where payments will be made;

     - whether Duke Energy has the option to redeem the Junior Subordinated Notes and, if so, the terms of its redemption option;

     - any obligation that Duke Energy has to redeem the Junior Subordinated Notes through a sinking fund or to purchase the Junior Subordinated Notes through a purchase fund or at the option of the holder;

     - whether the provisions described under "Defeasance and Covenant Defeasance" will not apply to the Junior Subordinated Notes;

     - the currency in which payments will be made if other than U.S. dollars, and the manner of determining the equivalent of those amounts in U.S. dollars;

     - if payments may be made, at Duke Energy's election or at the holder's election, in a currency other than that in which the Junior Subordinated Notes are stated to be payable, then the currency in which those payments may be made, the terms and conditions of the election and the manner of determining those amounts;

     - the portion of the principal payable upon acceleration of maturity, if other than the entire principal;

     - whether the Junior Subordinated Notes will be issuable as global securities and, if so, the securities depositary;

     - any changes in the events of default or covenants with respect to the Junior Subordinated Notes;

     - any index or formula used for determining principal, premium or interest;

     - if the principal payable on the maturity date will not be determinable on one or more dates prior to the maturity date, the amount which will be deemed to be such principal amount or the manner of determining it;

     - the subordination of the Junior Subordinated Notes to any other of Duke Energy's indebtedness, including other series of Subordinated Notes; and

     - any other terms.

     The interest rate and interest and other payment dates of each series of Junior Subordinated Notes issued to a Trust will correspond to the rate at which distributions will be paid and the distribution and other payment dates of the Preferred Securities of that Trust.

     Unless Duke Energy states otherwise in the applicable prospectus supplement, Duke Energy will issue the Junior Subordinated Notes only in fully registered form without coupons, and there will be no service charge for any registration of transfer or exchange of the Junior Subordinated Notes. Duke Energy may, however, require payment to cover any tax or other governmental charge payable in connection with any transfer or exchange. Subject to the terms of the Subordinated Indenture and the limitations applicable to global securities, transfers and exchanges of the Junior Subordinated Notes may be made at The Chase Manhattan Bank, 55 Water Street, New York, New York 10041 or at any other office maintained by Duke Energy for such purpose.

     The Junior Subordinated Notes will be issuable in denominations of $1,000 and any integral multiples of $1,000, unless Duke Energy states otherwise in the applicable prospectus supplement.

     Duke Energy may offer and sell the Junior Subordinated Notes, including original issue discount Junior Subordinated Notes, at a substantial discount below their principal amount. The applicable prospectus supplement will describe special United States federal income tax and any other considerations applicable to those securities. In addition, the applicable prospectus supplement may describe certain special United States federal income tax or other considerations, if any, applicable to any Junior Subordinated Notes that are denominated in a currency other than U.S. dollars.

GLOBAL SECURITIES

     Duke Energy may issue some or all of the Junior Subordinated Notes as book-entry securities. Any such book-entry securities will be represented by one or more fully registered global certificates. Duke Energy will register each global security with or on behalf of a securities depositary identified in the applicable prospectus supplement. Each global security will be deposited with the securities depositary or its nominee or a custodian for the securities depositary.

     As long as the securities depositary or its nominee is the registered holder of a global security representing Junior Subordinated Notes, that person will be considered the sole owner and holder of the global security and the Junior Subordinated Notes it represents for all purposes. Except in limited circumstances, owners of beneficial interests in a global security:

     - may not have the global security or any Junior Subordinated Notes it represents registered in their names;

     - may not receive or be entitled to receive physical delivery of certificated Junior Subordinated Notes in exchange for the global security; and

     - will not be considered the owners or holders of the global security or any Junior Subordinated Notes it represents for any purposes under the Junior Subordinated Notes or the Subordinated Indenture.

     Duke Energy will make all payments of principal and any premium and interest on a global security to the securities depositary or its nominee as the holder of the global security. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global security.

     Ownership of beneficial interests in a global security will be limited to institutions having accounts with the securities depositary or its nominee, which are called "participants" in this discussion, and to persons that hold beneficial interests through participants. When a global security representing Junior Subordinated Notes is issued, the securities depositary will credit on its book-entry, registration and transfer system the principal amounts of Junior Subordinated Notes the global security represents to the accounts of its participants. Ownership of beneficial interests in a global security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by:

     - the securities depositary, with respect to participants' interests; and

     - any participant, with respect to interests the participant holds on behalf of other persons.

     Payments participants make to owners of beneficial interests held through those participants will be the responsibility of those participants. The securities depositary may from time to time adopt various policies and procedures governing payments, transfers, exchanges and other matters relating to beneficial interests in a global security. None of the following will have any responsibility or liability for any aspect of the securities depositary's or any participant's records relating to beneficial interests in a global security representing Junior Subordinated Notes, for payments made on account of those beneficial interests or for maintaining, supervising or reviewing any records relating to those beneficial interests:

     - Duke Energy;

     - the Subordinated Indenture Trustee;

     - the Trust (if the Junior Subordinated Notes are issued to a Trust); or

     - any agent of any of them.

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

REDEMPTION

     Provisions relating to the redemption of Junior Subordinated Notes will be set forth in the applicable prospectus supplement. Unless Duke Energy states otherwise in the applicable prospectus supplement, Duke Energy may redeem Junior Subordinated Notes only upon notice mailed at least 30 but not more than 60 days before the date fixed for redemption.

     Duke Energy will not be required to:

     - issue, register the transfer of, or exchange any Junior Subordinated Notes of a series during the period beginning 15 days before the date the notice is mailed identifying the Junior Subordinated Notes of that series that have been selected for redemption; or

     - register the transfer of or exchange any Junior Subordinated Note of that series selected for redemption except the unredeemed portion of a Junior Subordinated Note being partially redeemed.

CONSOLIDATION, MERGER, CONVEYANCE OR TRANSFER

     The Subordinated Indenture provides that Duke Energy may consolidate or merge with or into, or convey or transfer all or substantially all of its properties and assets to, another corporation or other entity. Any successor must, however, assume Duke Energy's obligations under the Subordinated Indenture and the Subordinated Notes, including the Junior Subordinated Notes, and Duke Energy must deliver to the Subordinated Indenture Trustee a statement by certain of its officers and an opinion of counsel that affirm compliance with all conditions in the Subordinated Indenture relating to the transaction. When those conditions are satisfied, the successor will succeed to and be substituted for Duke Energy under the Subordinated Indenture, and Duke Energy will be relieved of its obligations under the Subordinated Indenture and any Subordinated Notes, including the Junior Subordinated Notes.

MODIFICATION; WAIVER

     Duke Energy may modify the Subordinated Indenture with the consent of the holders of a majority in principal amount of the outstanding Subordinated Notes of all series that are affected by the modification, voting as one class. The consent of the holder of each outstanding Subordinated Note affected is, however, required to:

     - change the maturity date of the principal or any installment of principal or interest on that Subordinated Note;

     - reduce the principal amount, the interest rate or any premium payable upon redemption on that Subordinated Note;

     - reduce the amount of principal due and payable upon acceleration of maturity;

     - change the currency of payment of principal, premium or interest on that Subordinated Note;

     - impair the right to institute suit to enforce any such payment on or after the maturity date or redemption date;

     - reduce the percentage in principal amount of Subordinated Notes of any series required to modify the Subordinated Indenture, waive compliance with certain restrictive provisions of the Subordinated Indenture or waive certain defaults; or

     - with certain exceptions, modify the provisions of the Subordinated Indenture governing modifications of the Subordinated Indenture or governing waiver of covenants or past defaults.

In addition, Duke Energy may modify the Subordinated Indenture for certain other purposes, without the consent of any holders of Subordinated Notes, including Junior Subordinated Notes.

     The holders of a majority in principal amount of the outstanding Junior Subordinated Notes of any series may waive, for that series, Duke Energy's compliance with certain restrictive provisions of the

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Subordinated Indenture. The holders of a majority in principal amount of the outstanding Subordinated Notes of all series under the Subordinated Indenture with respect to which a default has occurred and is continuing, voting as one class, may waive that default for all those series, except a default in the payment of principal or any premium or interest on any Subordinated Note or a default with respect to a covenant or provision which cannot be modified without the consent of the holder of each outstanding Subordinated Note of the series affected.

     Duke Energy may not amend the Subordinated Indenture to change the subordination of any outstanding Junior Subordinated Notes without the consent of each holder of Senior Indebtedness that the amendment would adversely affect.

EVENTS OF DEFAULT

     The following are events of default under the Subordinated Indenture with respect to any series of Junior Subordinated Notes, unless Duke Energy states otherwise in the applicable prospectus supplement:

     - failure to pay principal of or any premium on any Junior Subordinated Note of that series when due;

     - failure to pay when due any interest on any Junior Subordinated Note of that series that continues for 60 days; for this purpose, the date on which interest is due is the date on which Duke Energy is required to make payment following any deferral of interest payments by it under the terms of Junior Subordinated Notes that permit such deferrals;

     - failure to make any sinking fund payment when required for any Junior Subordinated Note of that series that continues for 60 days;

     - failure to perform any covenant in the Subordinated Indenture (other than a covenant expressly included solely for the benefit of other series) that continues for 90 days after the Subordinated Indenture Trustee or the holders of at least 33% of the outstanding Junior Subordinated Notes of that series give Duke Energy written notice of the default; and

     - certain bankruptcy, insolvency or reorganization events with respect to Duke Energy.

In the case of the fourth event of default listed above, the Subordinated Indenture Trustee may extend the grace period. In addition, if holders of a particular series have given a notice of default, then holders of at least the same percentage of Junior Subordinated Notes of that series, together with the Subordinated Indenture Trustee, may also extend the grace period. The grace period will be automatically extended if Duke Energy has initiated and is diligently pursuing corrective action.

     Duke Energy may establish additional events of default for a particular series and, if established, any such events of default will be described in the applicable prospectus supplement.

     If an event of default with respect to Junior Subordinated Notes of a series occurs and is continuing, then the Subordinated Indenture Trustee or the holders of at least 33% in principal amount of the outstanding Junior Subordinated Notes of that series may declare the principal amount of all Junior Subordinated Notes of that series to be immediately due and payable. However, that event of default will be considered waived at any time after the declaration but before a judgment for payment of the money due has been obtained if:

     - Duke Energy has paid or deposited with the Subordinated Indenture Trustee all overdue interest, the principal and any premium due otherwise than by the declaration and any interest on such amounts, and any interest on overdue interest, to the extent legally permitted, in each case with respect to that series, and all amounts due to the Subordinated Indenture Trustee; and

     - all events of default with respect to that series, other than the nonpayment of the principal that became due solely by virtue of the declaration, have been cured or waived.

     In the case of Junior Subordinated Notes issued to a Trust, a holder of Preferred Securities may institute a legal proceeding directly against Duke Energy, without first instituting a legal proceeding against the Property Trustee of the Trust by which those Preferred Securities were issued or any other person or entity, for enforcement of payment to that holder of principal or interest on an equivalent amount of Junior Subordinated Notes of the related series on or after the due dates specified in those Junior Subordinated Notes.

     The Subordinated Indenture Trustee is under no obligation to exercise any of its rights or powers at the request or direction of any holders of Junior Subordinated Notes unless those holders have offered the Subordinated Indenture Trustee security or indemnity against the costs, expenses and liabilities which it might incur as a result. The holders of a majority in principal amount of the outstanding Junior Subordinated Notes of any series have, with certain exceptions, the right to direct the time, method and place of conducting any proceedings for any remedy available to the Subordinated Indenture Trustee or the exercise of any power of the Subordinated Indenture Trustee with respect to those Junior Subordinated Notes. The Subordinated Indenture Trustee may withhold notice of any default, except a default in the payment of principal or interest, from the holders of any series if the Subordinated Indenture Trustee in good faith considers it in the interest of the holders to do so.

     The holder of any Junior Subordinated Note will have an absolute and unconditional right to receive payment of the principal, any premium and, within certain limitations, any interest on that Junior Subordinated Note on its maturity date or redemption date and to enforce those payments.

     Duke Energy is required to furnish each year to the Subordinated Indenture Trustee a statement by certain of its officers to the effect that it is not in default under the Subordinated Indenture or, if there has been a default, specifying the default and its status.

PAYMENTS; PAYING AGENT

     The paying agent will pay the principal of any Junior Subordinated Notes only if those Junior Subordinated Notes are surrendered to it. The paying agent will pay interest on Junior Subordinated Notes issued as global securities by wire transfer to the holder of those global securities. Unless Duke Energy states otherwise in the applicable prospectus supplement, the paying agent will pay interest on Junior Subordinated Notes that are not in global form at its office or, at Duke Energy's option:

     - by wire transfer to an account at a banking institution in the United States that is designated in writing to the Subordinated Indenture Trustee at least 16 days prior to the date of payment by the person entitled to that interest; or

     - by check mailed to the address of the person entitled to that interest as that address appears in the security register for those Junior Subordinated Notes.

     Unless Duke Energy states otherwise in the applicable prospectus supplement, the Subordinated Indenture Trustee will act as paying agent for that series of Junior Subordinated Notes, and the principal corporate trust office of the Subordinated Indenture Trustee will be the office through which the paying agent acts. Duke Energy may, however, change or add paying agents or approve a change in the office through which a paying agent acts.

     Any money that Duke Energy has paid to a paying agent for principal or interest on any Junior Subordinated Notes which remains unclaimed at the end of two years after that principal or interest has become due will be repaid to Duke Energy at its request. After repayment to Duke Energy, holders should look only to Duke Energy for those payments.

DEFEASANCE AND COVENANT DEFEASANCE

     The Subordinated Indenture provides that Duke Energy may be:

     - discharged from its obligations, with certain limited exceptions, with respect to any series of Junior Subordinated Notes, as described in the Subordinated Indenture, such a discharge being called a "defeasance" in this prospectus; and

     - released from its obligations under certain restrictive covenants especially established with respect to a series of Junior Subordinated Notes, as described in the Subordinated Indenture, such a release being called a "covenant defeasance" in this prospectus.

     Duke Energy must satisfy certain conditions to effect a defeasance or covenant defeasance. Those conditions include the irrevocable deposit with the Subordinated Indenture Trustee, in trust, of money or government obligations which through their scheduled payments of principal and interest would provide sufficient money to pay the principal and any premium and interest on those Junior Subordinated Notes on the maturity dates of those payments or upon redemption. Following a defeasance, payment of the Junior Subordinated Notes defeased may not be accelerated because of an event of default under the Subordinated Indenture.

     Under current United States federal income tax laws, a defeasance would be treated as an exchange of the relevant Junior Subordinated Notes in which holders of those Junior Subordinated Notes might recognize gain or loss. In addition, the amount, timing and character of amounts that holders would thereafter be required to include in income might be different from that which would be includible in the absence of that defeasance. Duke Energy urges investors to consult their own tax advisors as to the specific consequences of a defeasance, including the applicability and effect of tax laws other than United States federal income tax laws.

     Junior Subordinated Notes issued to a Trust will not be subject to covenant defeasance.

SUBORDINATION

     Each series of Junior Subordinated Notes will be subordinate and junior in right of payment, to the extent set forth in the Subordinated Indenture, to all Senior Indebtedness as defined below. If:

     - Duke Energy makes a payment or distribution of any of its assets to creditors upon its dissolution, winding-up, liquidation or reorganization, whether in bankruptcy, insolvency or otherwise;

     - a default beyond any grace period has occurred and is continuing with respect to the payment of principal, interest or any other monetary amounts due and payable on any Senior Indebtedness; or

     - the maturity of any Senior Indebtedness has been accelerated because of a default on that Senior Indebtedness,

then the holders of Senior Indebtedness generally will have the right to receive payment, in the case of the first instance, of all amounts due or to become due upon that Senior Indebtedness, and, in the case of the second and third instances, of all amounts due on that Senior Indebtedness, or Duke Energy will make provision for those payments, before the holders of any Junior Subordinated Notes have the right to receive any payments of principal or interest on their Junior Subordinated Notes.

     "Senior Indebtedness" means, with respect to any series of Junior Subordinated Notes, the principal, premium, interest and any other payment in respect of any of the following:

     - all of Duke Energy's indebtedness that is evidenced by notes, debentures, bonds or other securities Duke Energy sells for money or other obligations for money borrowed;

     - all indebtedness of others of the kinds described in the preceding category which Duke Energy has assumed or guaranteed or which Duke Energy has in effect guaranteed through an agreement to purchase, contingent or otherwise; and

     - all renewals, extensions or refundings of indebtedness of the kinds described in either of the preceding two categories.

     Any such indebtedness, renewal, extension or refunding, however, will not be Senior Indebtedness if the instrument creating or evidencing it or the assumption or guarantee of it provides that it is not superior in right of payment to or is equal in right of payment with those Junior Subordinated Notes. Senior Indebtedness will be entitled to the benefits of the subordination provisions in the Subordinated Indenture irrespective of the amendment, modification or waiver of any term of the Senior Indebtedness.

     Future series of Subordinated Notes which are not Junior Subordinated Notes may rank senior to outstanding series of Junior Subordinated Notes and would constitute Senior Indebtedness with respect to those series.

     The Subordinated Indenture does not limit the amount of Senior Indebtedness that Duke Energy may issue. As of March 31, 2001, Duke Energy's Senior Indebtedness totaled approximately $4,000,000,000.

CONCERNING THE SUBORDINATED INDENTURE TRUSTEE

     The Chase Manhattan Bank is the Subordinated Indenture Trustee and is also the Senior Indenture Trustee and the trustee under Duke Energy's First and Refunding Mortgage. Duke Energy and certain of its affiliates maintain deposit accounts and banking relationships with The Chase Manhattan Bank. The Chase Manhattan Bank also serves as trustee or agent under other indentures and agreements pursuant to which securities of Duke Energy and of certain of its affiliates are outstanding.

     The Subordinated Indenture Trustee will perform only those duties that are specifically set forth in the Subordinated Indenture unless an event of default under the Subordinated Indenture occurs and is continuing. In case an event of default occurs and is continuing, the Subordinated Indenture Trustee will exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs.

             DESCRIPTION OF THE FIRST AND REFUNDING MORTGAGE BONDS

     Duke Energy will issue the First and Refunding Mortgage Bonds in one or more series under its First and Refunding Mortgage, dated as of December 1, 1927, to The Chase Manhattan Bank, as Trustee, as supplemented and amended. The First and Refunding Mortgage is sometimes called the "Mortgage" and the First and Refunding Mortgage Bonds are sometimes called the "Bonds" in this prospectus. The trustee under the Mortgage is sometimes called the "Bond Trustee" in this prospectus. The Mortgage is an exhibit to the registration statement, of which this prospectus is a part.

     The following description of the Bonds is only a summary and is not intended to be comprehensive. For additional information you should refer to the Mortgage.

GENERAL

     The amount of Bonds which Duke Energy may issue under the Mortgage is unlimited. Duke Energy's Board of Directors will determine the terms of each series of Bonds, including denominations, maturity, interest rate and payment terms and whether the series will have redemption or sinking fund provisions.

     Unless Duke Energy states otherwise in the applicable prospectus supplement, Duke Energy will issue the Bonds only in fully registered form without coupons and there will be no service charge for any transfers and exchanges of the Bonds. Duke Energy may, however, require payment to cover any stamp tax or other governmental charge payable in connection with any transfer or exchange. Transfers and exchanges of the Bonds may be made at The Chase Manhattan Bank, 55 Water Street, New York, New York 10041 or at any other office maintained by Duke Energy for such purpose.

     The Bonds will be issuable in denominations of $1,000 and multiples of $1,000, unless Duke Energy states otherwise in the applicable prospectus supplement. The Bonds will be exchangeable for an equivalent principal amount of Bonds of other authorized denominations of the same series.

     The prospectus supplement for a particular series of Bonds will describe the maturity, interest rate and payment terms of those Bonds and any relevant redemption or sinking fund provisions.

SECURITY

     The Mortgage creates a continuing lien to secure the payment of principal and interest on the Bonds. All the Bonds are equally and ratably secured without preference, priority or distinction. The lien of the Mortgage covers substantially all of Duke Energy's properties, real, personal and mixed, and Duke Energy's franchises, including properties acquired after the date of the Mortgage, with certain exceptions. Those exceptions include cash, accounts receivable, inventories of materials and supplies, merchandise held for sale, securities that Duke Energy holds, certain after-acquired property not useful in Duke Energy's electric business, certain after-acquired franchises and certain after-acquired non-electric properties.

     The lien of the Mortgage is subject to certain permitted liens and to liens that exist upon properties that Duke Energy acquired after it entered into the Mortgage to the extent of the amounts of prior lien bonds secured by those properties (not, however, exceeding 75% of the cost or value of those properties) and additions to those properties. "Prior lien bonds" are bonds or other indebtedness that are secured at the time of acquisition by a lien upon property that Duke Energy acquires after the date of the Mortgage that becomes subject to the lien of the Mortgage.

ISSUANCE OF ADDITIONAL BONDS

     If Duke Energy satisfies the conditions in the Mortgage, the Bond Trustee may authenticate and deliver additional Bonds in an aggregate principal amount not exceeding:

     - the amount of cash that Duke Energy has deposited with the Bond Trustee for that purpose;

     - the amount of previously authenticated and delivered Bonds or refundable prior lien bonds that have been or are to be retired which, with certain exceptions, Duke Energy has deposited with the Bond Trustee for that purpose; or

     - 66 2/3% of the aggregate of the net amounts of additional property (electric) certified to the Bond Trustee after February 18, 1949.

     The Bond Trustee may not authenticate and deliver any additional Bonds under the Mortgage, other than certain types of refunding Bonds, unless Duke Energy's available net earnings for twelve consecutive calendar months within the immediately preceding fifteen calendar months have been at least twice the amount of the annual interest charges on all Bonds outstanding under the Mortgage, including the Bonds proposed to be issued, and on all outstanding prior lien bonds that the Bond Trustee does not hold under the Mortgage.

     Duke Energy may not apply to the Bond Trustee to authenticate and deliver any Bonds (1) in an aggregate principal amount exceeding $26,000,000 on the basis of additional property (electric) that Duke Energy acquired or constructed prior to January 1, 1949 or (2) on the basis of Bonds or prior lien bonds paid, purchased or redeemed prior to February 1, 1949. Duke Energy may not certify any additional property (electric) which is subject to the lien of any prior lien bonds for the purpose of establishing those prior lien bonds as refundable if the aggregate principal amount of those prior lien bonds exceeds 66 2/3% of the net amount of the additional property that is subject to the lien of such prior lien bonds.

RELEASE PROVISIONS

     The Mortgage permits Duke Energy to dispose of certain property and to take other actions without the Bond Trustee releasing that property. The Mortgage also permits the release of mortgaged property if Duke Energy deposits cash or other consideration equal to the value of the mortgaged property to be released. In certain events and within certain limitations, the Bond Trustee is required to pay out cash that the Bond Trustee receives -- other than for the Replacement Fund or as the basis for issuing Bonds -- upon Duke Energy's application.

     Duke Energy may withdraw cash that it deposited with the Bond Trustee as the basis for issuing Bonds in an amount equal to the principal amount of any Bonds that it is entitled to have authenticated and delivered on the basis of additional property (electric), on the basis of Bonds previously authenticated and delivered or on the basis of refundable prior lien bonds.

REPLACEMENT FUND

     The Mortgage requires Duke Energy to deposit with the Bond Trustee annually, for the Replacement Fund established under the Mortgage, the sum of the "replacement requirements" for all years beginning with 1949 and ending with the last calendar year preceding the deposit date, less certain deductions. Those deductions are (1) the aggregate original cost of all fixed property (electric) retired during that time period, not exceeding the aggregate of the gross amounts of additional property (electric) that Duke Energy acquired or constructed during the same period, and (2) the aggregate amount of cash that Duke Energy deposited with the Bond Trustee up to that time, or that Duke Energy would have been required to deposit except for permitted reductions, under the Replacement Fund.

     The "replacement requirement" for any year is 2 1/2% of the average "amount of depreciable fixed property" (electric) owned by Duke Energy at the beginning and end of that year, not exceeding, however, the amount Duke Energy is permitted to charge as an operating expense for depreciation or retirement by any governmental authority, or the amount deductible as depreciation or similar expense for federal income tax purposes. The "amount of depreciable fixed property" (electric) is the amount by which the sum of $192,913,385 plus the aggregate gross amount of all depreciable additional property (electric) that Duke Energy acquired or constructed from January 1, 1949 to the date as of which such amount is determined exceeds the original cost of all of Duke Energy's depreciable fixed property (electric) retired during that period or released from the lien of the Mortgage.

     Duke Energy may reduce the amount of cash at any time required to be deposited in the Replacement Fund and may withdraw any cash that it previously deposited that is held in the Replacement Fund:

     - in an amount equal to 150% of the principal amount of Bonds previously authenticated and delivered under the Mortgage, or refundable prior lien bonds, deposited with the Bond Trustee and on the basis of which Duke Energy would otherwise have been entitled to have additional Bonds authenticated and delivered; and

     - in an amount equal to 150% of the principal amount of Bonds which Duke Energy would otherwise be entitled to have authenticated and delivered on the basis of additional property (electric).

     Upon Duke Energy's application, the Bond Trustee will apply cash that Duke Energy deposited in the Replacement Fund and has not previously withdrawn to the payment, purchase or redemption of Bonds issued under the Mortgage or to the purchase of refundable prior lien bonds.

     Duke Energy has never deposited any cash with the Bond Trustee for the Replacement Fund. If Duke Energy deposits any cash in the future, it has agreed not to apply that cash to the redemption of the Bonds as long as any Bonds then outstanding remain outstanding.

AMENDMENTS OF THE MORTGAGE

     Duke Energy may amend the Mortgage with the consent of the holders of 66 2/3% in principal amount of the Bonds, except that no such amendment may:

     - affect the terms of payment of principal at maturity or of interest or premium on any Bond;

     - affect the rights of Bondholders to sue to enforce any such payment at maturity; or

     - reduce the percentage of Bonds required to consent to an amendment.

     No amendment may affect the rights under the Mortgage of the holders of less than all of the series of Bonds outstanding unless the holders of 66 2/3% in principal amount of the Bonds of each series affected consent to the amendment.

     The covenants included in the supplemental indenture for any series of Bonds to be issued will be solely for the benefit of the holders of those Bonds. Duke Energy may modify any such covenant only with the consent of the holders of 66 2/3% in principal amount of those Bonds outstanding, without the consent of Bondholders of any other series.

EVENTS OF DEFAULT

     The Bond Trustee may, and at the written request of the holders of a majority in principal amount of the outstanding Bonds will, declare the principal of all outstanding Bonds due when any event of default under the Mortgage occurs. The holders of a majority in principal amount of the outstanding Bonds may, however, waive the default and rescind the declaration if Duke Energy cures the default.

     Events of default under the Mortgage include:

     - default in the payment of principal;

     - default for 60 days in the payment of interest;

     - default in the performance of any other covenant in the Mortgage continuing for 60 days after the Bond Trustee or the holders of not less than 10% in principal amount of the Bonds then outstanding give notice of the default; and

     - certain bankruptcy or insolvency events with respect to Duke Energy.

     Duke Energy provides a statement by certain of its officers each year to the Bond Trustee stating whether it has complied with the covenants of the Mortgage.

CONCERNING THE BOND TRUSTEE

     The Chase Manhattan Bank is the Bond Trustee and is also the Senior Indenture Trustee and the Subordinated Indenture Trustee. Duke Energy and certain of its affiliates maintain deposit accounts and banking relationships with The Chase Manhattan Bank. The Chase Manhattan Bank also serves as trustee or agent under other indentures and agreements pursuant to which securities of Duke Energy and of certain of its affiliates are outstanding.

     The Bond Trustee is under no obligation to exercise any of its powers at the request of any of the holders of the Bonds unless those Bondholders have offered to the Bond Trustee security or indemnity satisfactory to it against the cost, expenses and liabilities it might incur as a result. The holders of a majority in principal amount of the Bonds outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the Bond Trustee, or the exercise of any trust or power of the Bond Trustee. The Bond Trustee will not be liable for any action that it takes or omits to take in good faith in accordance with any such direction.

                        DESCRIPTION OF THE COMMON STOCK

     The following description of Duke Energy's Common Stock is only a summary and is not intended to be comprehensive. For additional information you should refer to the applicable provisions of the North Carolina Business Corporation Act and Duke Energy's Restated Articles of Incorporation (Articles) and By-Laws. The Articles and By-Laws are exhibits to the registration statement, of which this prospectus is a part.

GENERAL

     Duke Energy is authorized to issue up to 1,000,000,000 shares of Common Stock. At March 31, 2001, 771,274,516 shares of Common Stock were outstanding. Duke Energy is also authorized to issue up to 12,500,000 shares of Preferred Stock, 10,000,000 shares of Preferred Stock A and 1,500,000 shares of Preference Stock. At March 31, 2001, 2,284,984 shares of Preferred Stock, 2,057,185 shares of Preferred Stock A and no shares of Preference Stock were outstanding. The Preferred Stock, Preferred Stock A and Preference Stock together are sometimes called the "Preferred Stocks."

DIVIDENDS

     Holders of Common Stock are entitled to such dividends as may be declared from time to time by the Board of Directors from legally available funds but only if full dividends on all outstanding series of the Preferred Stocks for the then current and all prior dividend periods and any required sinking fund payments with respect to any outstanding series of such securities have been paid or provided for.

VOTING RIGHTS

     Subject to the rights, if any, of the holders of the Preferred Stocks which may be outstanding or as otherwise provided by law, the holders of Common Stock have exclusive voting rights, each share being entitled to one vote. Holders of Common Stock have noncumulative voting rights, which means that the holders of more than 50% of the shares voting for the election of directors can elect 100% of the directors and the holders of the remaining shares voting for the election of directors will not be able to elect any directors.

     Whenever dividends on any part of any outstanding Preferred Stock or Preferred Stock A are in arrears in an amount equivalent to the total dividends required to be paid on that Preferred Stock or Preferred Stock A in any period of 12 calendar months, the holders of the Preferred Stock as a class have the exclusive right to elect a majority of the authorized number of directors and the holders of the Preferred Stock A as a class have the exclusive right to elect two directors. Those rights cease whenever Duke Energy pays all accrued and unpaid dividends in full. Whenever six quarterly dividends on any outstanding series of the Preference Stock are in arrears or any required sinking fund payments are in default, the holders of the Preference Stock as a class have the exclusive right to elect two directors. This right ceases whenever all dividends and required sinking fund obligations in default have been paid in full or provided for. In addition, the consent of the holders of specified percentages of any outstanding Preferred Stock, Preferred Stock A or Preference Stock, or some or all of the holders of such classes, is required in connection with certain increases in authorized amounts of or changes in stock senior to the Common Stock or in connection with any sale of substantially all of Duke Energy's assets or certain mergers.

RIGHTS UPON LIQUIDATION

     The holders of Common Stock are entitled in liquidation to share ratably in the assets of Duke Energy after payment of all debts and liabilities and after required preferential payments to the holders of outstanding Preferred Stocks.

MISCELLANEOUS

     The outstanding shares of Common Stock are, and the shares of Common Stock sold hereunder will be, upon payment for them, fully paid and nonassessable. Holders of Common Stock have no preemptive rights and no conversion rights. The Common Stock is not subject to redemption and is not entitled to the benefit of any sinking fund provisions.

TRANSFER AGENT AND REGISTRAR

     Duke Energy acts as transfer agent and registrar for the Common Stock.

PREFERENCE STOCK PURCHASE RIGHTS

     Each share of Common Stock has attached to it a Preference Stock Purchase Right. The Rights initially are represented only by the certificates for the shares of Common Stock and will not trade separately from those shares unless and until:

     - ten days after it is publicly announced that a person or group (with certain exceptions) has acquired, or has obtained the right to acquire, the beneficial ownership of 15% or more of the outstanding Common Stock (an "acquiring person"); or

     - ten business days (or a later date determined by Duke Energy's Board of Directors) after the date a person or group commences, or public announcement is made that the person or group intends to commence, a tender or exchange offer that would result in the person or group becoming an acquiring person.

If and when the Rights separate, each Right will entitle the holder to purchase 1/10,000 of a share of Duke Energy's Series A Participating Preference Stock for an exercise price that is presently $190.

     In the event that a person or group becomes an acquiring person, each Right (except for Rights beneficially owned by the acquiring person or its transferees, which Rights become void) will entitle its holder to purchase, for the exercise price, a number of shares of Common Stock having a market value of twice the exercise price. Also, if, after ten days following the date of the announcement that a person or group has become an acquiring person:

     - Duke Energy is involved in a merger or similar form of business combination in which Duke Energy is not the surviving corporation or in which Duke Energy is the surviving corporation but the Common Stock is changed or exchanged; or

     - more than 50% of Duke Energy's assets or earning power is sold or transferred;

then each Right (except for voided Rights) will entitle its holder to purchase, for the exercise price, a number of shares of common stock of the acquiring company having a value of twice the exercise price. If any person or group acquires from 15% to but excluding 50% of the outstanding Common Stock, Duke Energy's Board of Directors may, at its option, exchange each outstanding Right (except for those held by an acquiring person or its transferees) for one share of Common Stock or 1/10,000 of a share of Series A Participating Preference Stock.

     Duke Energy's Board of Directors may redeem the Rights for $0.01 per Right prior to ten business days after the date of the public announcement that a person or group has become an acquiring person.

     The Rights will not prevent a takeover of Duke Energy. However, the existence of the Rights may cause substantial dilution to a person or group that acquires 15% or more of the Common Stock unless the Board of Directors first redeems those Rights.

                         CERTAIN ANTI-TAKEOVER MATTERS

     Duke Energy's Articles and By-Laws include a number of provisions that may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with the Board of Directors rather than pursue non-negotiated takeover attempts. Those provisions include:

CLASSIFIED BOARD OF DIRECTORS; REMOVAL OF DIRECTORS; VACANCIES

     Duke Energy's Articles provide for a Board of Directors divided into three classes, with one class being elected each year to serve for a three-year term. As a result, at least two annual meetings of shareholders may be required for shareholders to change a majority of the Board of Directors. Duke Energy's shareholders may remove directors only for cause. Vacancies and newly created directorships on the Board of Directors may be filled only by the affirmative vote of a majority of the directors remaining in office, and no decrease in the number of directors may shorten the term of an incumbent director. The classification of directors and the inability of shareholders to remove directors without cause and to fill vacancies and newly created directorships on the Board of Directors will make it more difficult to change the composition of the Board of Directors, but will promote continuity of existing management.

ADVANCE NOTICE REQUIREMENTS

     Duke Energy's By-Laws establish advance notice procedures with regard to shareholder proposals relating to the nomination of persons for election as directors or new business to be brought before annual meetings of shareholders. These procedures provide that shareholders must give timely notice of such proposals in writing to the Secretary of Duke Energy. Generally, to be timely with respect to an annual meeting of shareholders, notice must be received at Duke Energy's principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year. The notice must contain certain information specified in the By-Laws.

SPECIAL MEETINGS OF SHAREHOLDERS

     Neither the Articles nor the By-Laws of Duke Energy give shareholders the right to call a special meeting of shareholders. The By-Laws provide that special meetings of shareholders may be called only by the Board of Directors or the Chairman of the Board.

AMENDMENT OF CERTAIN CHARTER PROVISIONS

     Duke Energy's Articles require the approval of not less than 80% of the voting power of all outstanding shares of Common Stock to amend provisions relating to the minimum and maximum size of the Board of Directors, the classification of the Board of Directors, the removal of directors, the filling of vacancies and newly created directorships on the Board of Directors and the requirement that a decrease in the number of directors constituting the Board of Directors may not shorten the term of any incumbent director. This amendment provision will make it more difficult to dilute the anti-takeover effects of Duke Energy's Articles and By-Laws.

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                  DESCRIPTION OF THE STOCK PURCHASE CONTRACTS
                          AND THE STOCK PURCHASE UNITS

     Duke Energy may issue stock purchase contracts representing contracts obligating holders to purchase from Duke Energy, and Duke Energy to sell to the holders, a specified number of shares of Common Stock (or a range of numbers of shares pursuant to a predetermined formula) at a future date or dates. The price per share of Common Stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts.

     The stock purchase contracts may be issued separately or as a part of units, often known as stock purchase units, consisting of a stock purchase contract and either:

     - Senior Notes, Junior Subordinated Notes or other debt securities of Duke Energy or one of its subsidiaries;

     - debt obligations of third parties, including U.S. Treasury securities; or

     - Preferred Securities or trust preferred securities issued by trusts, all of whose common securities are owned by Duke Energy or by subsidiaries of Duke Energy,

securing the holder's obligations to purchase the Common Stock under the stock purchase contracts.

     The stock purchase contracts may require Duke Energy to make periodic payments to the holders of the stock purchase units or vice versa, and such payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations in a specified manner and in certain circumstances Duke Energy may deliver newly issued prepaid stock purchase contracts, often known as prepaid securities, upon release to a holder of any collateral securing such holder's obligations under the original stock purchase contract.

     The applicable prospectus supplement will describe the terms of any stock purchase contracts or stock purchase units and, if applicable, prepaid securities. The description in the applicable prospectus supplement will not contain all of the information that you may find useful. For more information, you should review the stock purchase contracts, the collateral arrangements and depositary arrangements, if applicable, relating to such stock purchase contracts or stock purchase units and, if applicable, the prepaid securities and the document pursuant to which the prepaid securities will be issued. These documents will be filed with the SEC promptly after the offering of such stock purchase contracts or stock purchase units and, if applicable, prepaid securities.

                    DESCRIPTION OF THE PREFERRED SECURITIES

     Each Trust may issue only one series of Preferred Securities. The Trust Agreement of each Trust will authorize the Administrative Trustees to issue the Preferred Securities of that Trust on behalf of that Trust. For additional information you should refer to the applicable Trust Agreement. The form of Trust Agreement is an exhibit to the registration statement, of which this prospectus is a part.

     The prospectus supplement for a particular series of Preferred Securities being offered will disclose the specific terms related to the offering, including the price or prices at which the Preferred Securities to be offered will be issued. Those terms will include some or all of the following:

     - the title of the series;

     - the number of Preferred Securities of the series;

     - the yearly distribution rate, or the method of determining that rate, and the date or dates on which distributions will be payable;

     - the date or dates, or method of determining the date or dates, from which distributions will be cumulative;

     - the amount that will be paid out of the assets of the Trust to the holders of the Preferred Securities upon the voluntary or involuntary dissolution, winding-up or termination of the Trust;

     - any obligation that the Trust has to purchase or redeem the Preferred Securities, and the price at which, the period within which, and the terms and conditions upon which the Trust will purchase or redeem them;

     - any voting rights of the Preferred Securities that are in addition to those legally required, including any right that the holders of the Preferred Securities have to approve certain actions under or amendments to the Trust Agreement;

     - any right that the Trust has to defer distributions on the Preferred Securities in the event that Duke Energy extends the interest payment period on the related Junior Subordinated Notes; and

     - any other rights, preferences, privileges, limitations or restrictions upon the Preferred Securities of the series.

     Duke Energy will guarantee each series of Preferred Securities to the extent described below under the caption "Description of the Guarantees."

     The applicable prospectus supplement will describe any material United States federal income tax considerations that apply to the Preferred Securities.

                         DESCRIPTION OF THE GUARANTEES

     Duke Energy will execute the Guarantees from time to time for the benefit of the holders of the Preferred Securities of the respective Trusts. The Chase Manhattan Bank will act as Guarantee Trustee under each Guarantee. The Guarantee Trustee will hold each Guarantee for the benefit of the holders of the Preferred Securities to which it relates.

     The following description of the Guarantees is only a summary and is not intended to be comprehensive. The form of Guarantee is an exhibit to the registration statement, of which this prospectus is a part.

GENERAL

     Duke Energy will irrevocably and unconditionally agree under each Guarantee to pay the Guarantee Payments that are defined below, to the extent specified in that Guarantee, to the holders of the Preferred Securities to which the Guarantee relates, to the extent that the Guarantee Payments are not paid by or on behalf of the related Trust. Duke Energy is required to pay the Guarantee Payments to the extent specified in the relevant Guarantee regardless of any defense, right of set-off or counterclaim that Duke Energy may have or may assert against any person.

     The following payments and distributions on the Preferred Securities of a Trust are Guarantee Payments:

     - any accrued and unpaid distributions required to be paid on the Preferred Securities of the Trust, but only to the extent that the Trust has funds legally and immediately available for those distributions;

     - the redemption price for any Preferred Securities that the Trust calls for redemption, including all accrued and unpaid distributions to the redemption date, but only to the extent that the Trust has funds legally and immediately available for the payment; and

     - upon a dissolution, winding-up or termination of the Trust, other than in connection with the distribution of Junior Subordinated Notes to the holders of Trust Securities of the Trust or the redemption of all the Preferred Securities of the Trust, the lesser of:

        - the sum of the liquidation amount and all accrued and unpaid distributions on the Preferred Securities of the Trust to the payment date, to the extent that the Trust has funds legally and immediately available for the payment; and

        - the amount of assets of the Trust remaining available for distribution to holders of the Preferred Securities of the Trust in liquidation of the Trust.

     Duke Energy may satisfy its obligation to make a Guarantee Payment by making that payment directly to the holders of the related Preferred Securities or by causing the Trust to make the payment to those holders.

     Each Guarantee will be a full and unconditional guarantee, subject to certain subordination provisions, of the Guarantee Payments with respect to the related Preferred Securities from the time of issuance of those Preferred Securities, except that the Guarantee will apply to the payment of distributions and other payments on the Preferred Securities only when the Trust has sufficient funds legally and immediately available to make those distributions or other payments.

     IF DUKE ENERGY DOES NOT MAKE THE REQUIRED PAYMENTS ON THE JUNIOR SUBORDINATED NOTES THAT THE PROPERTY TRUSTEE HOLDS UNDER A TRUST, THAT TRUST WILL NOT MAKE THE RELATED PAYMENTS ON ITS PREFERRED SECURITIES.

SUBORDINATION

     Duke Energy's obligations under each Guarantee will be unsecured obligations of Duke Energy. Those obligations will rank:

     - subordinate and junior in right of payment to all of Duke Energy's other liabilities, other than obligations or liabilities that rank equal in priority or subordinate by their terms;

     - equal in priority with Duke Energy's Preferred Stock and Preferred Stock A and similar guarantees; and

     - senior to Duke Energy's Common Stock.

     Duke Energy has Preferred Stock and Preferred Stock A outstanding that will rank equal in priority with the Guarantees and has Common Stock outstanding that will rank junior to the Guarantees.

     Each Guarantee will be a guarantee of payment and not of collection. This means that the guaranteed party may institute a legal proceeding directly against Duke Energy, as guarantor, to enforce its rights under the Guarantee without first instituting a legal proceeding against any other person or entity.

     The terms of the Preferred Securities will provide that each holder of the Preferred Securities, by accepting those Preferred Securities, agrees to the subordination provisions and other terms of the related Guarantee.

AMENDMENTS AND ASSIGNMENT

     Duke Energy may amend each Guarantee without the consent of any holder of the Preferred Securities to which that Guarantee relates if the amendment does not materially and adversely affect the rights of those holders. Duke Energy may otherwise amend each Guarantee with the approval of the holders of at least
66 2/3% of the outstanding Preferred Securities to which that Guarantee relates.

TERMINATION

     Each Guarantee will terminate and be of no further effect when:

     - the redemption price of the Preferred Securities to which the Guarantee relates is fully paid;

     - Duke Energy distributes the related Junior Subordinated Notes to the holders of those Preferred Securities; or

     - the amounts payable upon liquidation of the related Trust are fully paid.

     Each Guarantee will remain in effect or will be reinstated if at any time any holder of the related Preferred Securities must restore payment of any sums paid to that holder with respect to those Preferred Securities or under that Guarantee.

EVENTS OF DEFAULT

     An event of default will occur under any Guarantee if Duke Energy fails to perform any of its payment obligations under that Guarantee. The holders of a majority of the Preferred Securities of any series may waive any such event of default and its consequences on behalf of all of the holders of the Preferred Securities of that series. The Guarantee Trustee is obligated to enforce the Guarantee for the benefit of the holders of the Preferred Securities of a series if an event of default occurs under the related Guarantee.

     The holders of a majority of the Preferred Securities to which a Guarantee relates have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee with respect to that Guarantee or to direct the exercise of any trust or power that the Guarantee Trustee holds under that Guarantee. Any holder of the related Preferred Securities may institute a legal proceeding directly against Duke Energy to enforce that holder's rights under the Guarantee without first instituting a legal proceeding against the Guarantee Trustee or any other person or entity.

CONCERNING THE GUARANTEE TRUSTEE

     The Chase Manhattan Bank is the Guarantee Trustee. It is also the Property Trustee, the Subordinated Indenture Trustee, the Senior Indenture Trustee and the Bond Trustee. Duke Energy and certain of its affiliates maintain deposit accounts and banking relationships with The Chase Manhattan Bank. The Chase Manhattan Bank also serves as trustee or agent under other indentures and agreements pursuant to which securities of Duke Energy and certain of its affiliates are outstanding.

     The Guarantee Trustee will perform only those duties that are specifically set forth in each Guarantee unless an event of default under the Guarantee occurs and is continuing. In case an event of default occurs and is continuing, the Guarantee Trustee will exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to those provisions, the Guarantee Trustee is under no obligation to exercise any of its powers under any Guarantee at the request of any holder of the related Preferred Securities unless that holder offers reasonable indemnity to the Guarantee Trustee against the costs, expenses and liabilities which it might incur as a result.

AGREEMENTS AS TO EXPENSES AND LIABILITIES

     Duke Energy will enter into an Agreement as to Expenses and Liabilities under each Trust Agreement. Each Agreement as to Expenses and Liabilities will provide that Duke Energy will, with certain exceptions, irrevocably and unconditionally guarantee the full payment of any indebtedness, expenses or liabilities of the related Trust to each person or entity to whom that Trust becomes indebted or liable. The exceptions are the obligations of the Trust to pay to the holders of the related Preferred Securities or other similar interests in that Trust the amounts due to the holders under the terms of those Preferred Securities or those similar interests.

                              PLAN OF DISTRIBUTION

     Duke Energy and the Trusts may sell securities to one or more underwriters or dealers for public offering and sale by them, or it may sell the securities to investors directly or through agents. The prospectus supplement relating to the securities being offered will set forth the terms of the offering and the method of distribution and will identify any firms acting as underwriters, dealers or agents in connection with the offering, including:

     - the name or names of any underwriters;

     - the purchase price of the securities and the proceeds to Duke Energy or the Trusts from the sale;

     - any underwriting discounts and other items constituting underwriters' compensation;

     - any public offering price;

     - any discounts or concessions allowed or reallowed or paid to dealers; and

     - any securities exchange or market on which the securities may be listed.

     Only those underwriters identified in the prospectus supplement are deemed to be underwriters in connection with the securities offered in the prospectus supplement.

     Duke Energy and the Trusts may distribute the securities from time to time in one or more transactions at a fixed price or prices, which may be changed, or at prices determined as the prospectus supplement specifies. Duke Energy may sell securities through forward contracts or similar arrangements. In connection with the sale of securities, underwriters, dealers or agents may be deemed to have received compensation from Duke Energy in the form of underwriting discounts or commissions and also may receive commissions from securities purchasers for whom they may act as agent. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent.

     Duke Energy may sell the securities directly or through agents it designates from time to time. Any agent involved in the offer or sale of the securities covered by this prospectus, other than at the market offerings of common stock, will be named in a prospectus supplement relating to such securities. At the market offerings of common stock may be made by agents. Commissions payable by Duke Energy to agents will be set forth in a prospectus supplement relating to the securities being offered. Unless otherwise indicated in a prospectus supplement, any such agents will be acting on a best-efforts basis for the period of their appointment.

     Some of the underwriters, dealers or agents and some of their affiliates who participate in the securities distribution may engage in other transactions with, and perform other services for, Duke Energy and its subsidiaries or affiliates in the ordinary course of business.

     Any underwriting or other compensation which Duke Energy pays to underwriters or agents in connection with the securities offering, and any discounts, concessions or commissions which underwriters allow to dealers, will be set forth in the applicable prospectus supplement. Underwriters, dealers and agents participating in the securities distribution may be deemed to be underwriters, and any discounts and commissions they receive and any profit they realize on the resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. Underwriters, and their controlling persons, and agents may be entitled, under agreements entered into with Duke Energy and the Trusts, to indemnification against certain civil liabilities, including liabilities under the Securities Act of 1933.

                                    EXPERTS

     The consolidated financial statements and the related financial statement schedule of Duke Energy incorporated in this prospectus by reference from Duke Energy's annual report on Form 10-K for the year ended December 31, 2000 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                           VALIDITY OF THE SECURITIES

     Edward M. Marsh, Esq., who is Duke Energy's Deputy General Counsel and Assistant Secretary, and Simpson Thacher & Bartlett, New York, New York will issue opinions about the validity of the securities offered by Duke Energy in the applicable prospectus supplement for Duke Energy. Richards, Layton & Finger, P.A., special Delaware counsel, will issue opinions about the validity of the Preferred Securities offered in the applicable prospectus supplement for the Trusts. Counsel named in the applicable prospectus supplement will issue opinions about the validity of the securities offered by Duke Energy for any underwriters.

                      WHERE YOU CAN FIND MORE INFORMATION

     Duke Energy files annual, quarterly and current reports and other information with the SEC. You may read and copy any documents that are filed at any of the following:

     - SEC Public Reference Room
       450 Fifth Street, N.W.
       Washington, D.C. 20549 or

     - Citicorp Center
       500 West Madison Street
       Suite 1400
       Chicago, Illinois 60661-2411.

     You may also obtain copies of these documents at prescribed rates from the Public Reference Section of the SEC at its Washington address.

     Please call the SEC at 1-800-SEC-0330 for further information. Duke Energy's filings are also available to the public through:

     - the SEC web site at http://www.sec.gov; and

     - The New York Stock Exchange
       20 Broad Street
       New York, New York 10005.

     Information about Duke Energy is also available on its web site at http://www.duke-energy.com. Such web site is not a part of this prospectus.

     The SEC allows Duke Energy to "incorporate by reference" the information Duke Energy files with it, which information incorporated by reference is considered to be part of this prospectus and any accompanying prospectus supplement, and later information that Duke Energy files with the SEC will automatically update and supersede that information as well as the information included in this prospectus and any accompanying prospectus supplement. Duke Energy incorporates by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 filed prior to the termination of this offering:

     - Duke Energy's annual report on Form 10-K for the year ended December 31, 2000; and

     - Duke Energy's current report on Form 8-K dated March 2, 2001.

     Duke Energy will provide without charge a copy of these filings, other than any exhibits unless the exhibits are specifically incorporated by reference into this prospectus. You may request your copy by writing Duke Energy at the following address or telephoning one of the following numbers:

    Investor Relations Department
    Duke Energy Corporation
    P.O. Box 1005
    Charlotte, North Carolina 28201
    (704) 382-3853 or (800) 488-3853 (toll-free)

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